EXHIBIT 2.1

ASSET PURCHASE AGREEMENT
dated as of September 1, 2016
by and among
SONOCO PLASTICS, INC.
SONOCO PLASTICS CANADA ULC
SONOCO DEVELOPMENT, INC.
SONOCO PRODUCTS COMPANY
AMCOR RIGID PLASTICS USA, LLC
and
AMCOR PACKAGING CANADA, INC.

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Table of Contents
Page
ARTICLE I DEFINITIONS

1.1	Definitions	1
ARTICLE II PURCHASE AND SALE

2.1	Purchase and Sale of Assets	12
2.2	Excluded Assets	13
2.3	Assumed Liabilities	14
2.4	Excluded Liabilities	14
2.5	Purchase Price	15
2.6	Estimated Purchase Price; Payments at Closing	15
2.7	Final Purchase Price	16
2.8	Form of Payment	17
2.9	Allocation of Purchase Price	17
2.1	Non-assignable Assets	18
ARTICLE III CLOSING

3.1	Closing	19
3.2	Conditions to Buyer’s Obligations	19
3.3	Conditions to the Sellers’ Obligations	22
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1	Organization and Qualification of Sellers	24
4.2	Authority of Seller	24
4.3	No Conflicts; Consents	24
4.4	Financial Statements	25
4.5	Absence of Certain Changes, Events and Conditions	26
4.6	Material Contracts	27
4.7	Tangible Personal Property	29
4.8	Sufficiency of Assets	30
4.9	Real Property	30
4.10	Intellectual Property and Information Technology	31
4.11	Legal Proceedings; Governmental Orders	32
4.12	Compliance With Laws; Permits	32
4.13	Environmental Matters	33
4.14	Employee Benefit Matters	34
4.15	Employment Matters	35
4.16	Taxes	36
4.17	Brokers	36
4.18	Customers and Suppliers	37
4.19	Insurance	37
4.20	Absence of Certain Business Practices	37

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4.21	Inventory	38
4.22	Solvency	38
4.23	Products	38
4.24	Accounts Receivable	39
4.25	No Other Representations and Warranties	39
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYERS

5.1	Organization and Authority of Buyer	39
5.2	Authority of Buyer	39
5.3	No Conflicts; Consents	40
5.4	Canadian Tax Registration	40
5.5	Brokers	40
5.6	Legal Proceedings	40
5.7	Buyer Financing	40
5.8	Acknowledgment by Buyer	40
ARTICLE VI COVENANTS

6.1	Operation and Maintenance of the Business	41
6.2	Negative Covenants	42
6.3	Information and Exclusivity	42
6.4	Efforts to Close	43
6.5	Antitrust Laws	43
6.6	Employees and Employee Benefits	45
6.7	Books and Records	47
6.8	Non-Competition, Non-Interference and Non-Solicitation	48
6.9	Tax Matters	48
6.10	Further Assurances	49
6.11	Notification of Certain Matters	49
6.12	Confidentiality	50
6.13	Bulk Sales	50
ARTICLE VII TERMINATION

7.1	Termination	50
7.2	Effect of Termination	51
ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

8.1	Survival of Representations and Warranties	52
8.2	Indemnification by the Sellers	52
8.3	Indemnification by the Buyer	53
8.4	Defense of Claims	53
8.5	Continued Liability for Indemnity Claims	56
8.6	Limitations on Indemnification	56

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ARTICLE IX MISCELLANEOUS

9.1	Expenses	58
9.2	Notices	58
9.3	Press Releases and Announcements	59
9.4	Interpretation	59
9.5	Headings	60
9.6	Severability	60
9.7	Entire Agreement	60
9.8	Successors and Assigns	60
9.9	No Third Party Beneficiaries	60
9.10	Amendment and Modification; Waiver	60
9.11	Governing Law; Waiver of Jury Trial; Consent to Jurisdiction	61
9.12	Specific Performance	62
9.13	Counterparts	62
9.14	No Contract Until Executed	62
9.15	Sellers’ Representative	62
9.16	Joint and Several Liability	62

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LIST OF SCHEDULES

1.1	Data Room
1.2	Seller’s Percentage
1.3	Working Capital Calculation
2.1(c)	Contracts
2.1(e)	Personal Property
2.1(g)	Assigned Permits
2.1(i)	Tax Incentives
2.1(m)	Smuckers Molds, Parts and Equipment
2.2(k)	Excluded Personal Property
3.2(g)(i)	Consents
3.2(g)(xv)	Intellectual Property Assignments and Filings
4.4(a)	Financial Statements
4.5	Absence of Certain Changes, Events and Conditions
4.6(a)	Material Contracts
4.6(b)	Breach of Material Contracts
4.7(a)	Personal Property Leases
4.7(c)	Condition of Tangible Personal Property
4.7(d)	Customer Tooling
4.8	Sufficiency of Assets
4.9(a)	Owned Real Property
4.9(b)	Leased Real Property
4.9(c)	Real Property Documents
4.10(a)	Intellectual Property
4.10(b)	Infringements
4.10(c)	Royalties
4.11(a)	Legal Proceedings
4.11(b)	Governmental Orders
4.12(a)	Compliance with Laws
4.12(b)	Seller Permits
4.13(a)	Environmental Matters
4.13(b)	Environmental Permits
4.13(d)	Releases of Hazardous Materials
4.13(e)	Site Assessments, Audits and Other Investigations
4.14(a)	Benefit Plans
4.14(b)	ERISA
4.14(b)	Benefit Plans with Continuing Coverage
4.14(d)	Parachute Payments
4.15	Employees
4.18(a)	Material Customers
4.18(b)	Material Suppliers
4.19	Insurance
4.21	Inventory

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4.23	Products
6.1	Operation and Maintenance of Business
6.6(a)	Employees
6.8(b)	Covered Products and Funnel

LIST OF EXHIBITS

3.2(g)(iv)	Bill of Sale
3.2(g)(v)-1	Deed
3.2(g)(v)-2	Title Policy
3.2(g)(vi)	Assignment and Assumption Agreement
3.2(g)(vii)	Assignment and Assumption of Leases
3.2(g)(viii)	Assignment and Assumption of Intellectual Property
3.2(g)(ix)	Transition Services Agreement
6.8	Non-Competition, Non-Interference and Non-Solicitation

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 1, 2016 (the “Agreement Date”), by and among Amcor Rigid Plastics USA, LLC, a Delaware limited liability company (“US Buyer”), Amcor Packaging Canada, Inc., a Canadian corporation (“Canadian Buyer” and together with US Buyer, the “Buyer”), Sonoco Plastics, Inc., a Delaware corporation (“Sonoco US”), Sonoco Plastics Canada, ULC, an Alberta, Canada unlimited liability corporation (“Sonoco Canada”), Sonoco Development, Inc., a South Carolina corporation (“SDI”) and Sonoco Products Company, a South Carolina corporation (“Parent” and together with Sonoco US, Sonoco Canada and SDI, each individually a “Seller” and jointly, the “Sellers”, and together with the Buyer, each individually a “Party” and jointly, the “Parties”).
WITNESSETH:
WHEREAS, in addition to other lines of business not being sold pursuant to this Agreement, the Sellers engage in the business of designing, manufacturing and selling plastic injection and blow-molded containers and preforms and closures primarily to the personal care, health care, food and specialty beverage markets from six stand-alone manufacturing facilities in the United States and one stand-alone manufacturing facility in Canada (the “Business”);
WHEREAS, Sonoco US and Sonoco Canada own all of the operating assets of the Business, and SDI owns certain intellectual property assets used in the Business and licensed to Sonoco US and Sonoco Canada; and
WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, substantially all of the assets of the Business, and Buyer desires to assume certain Liabilities of the Business, all upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1Definitions. The following terms have the meanings specified or referred to in this Section 1.1:

“2015 Financial Statements” has the meaning set forth in Section 4.4(a).
“ACA” has the meaning set forth in Section 4.14(e).
“Accounts Receivable” has the meaning set forth in Section 2.1(a).

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“Action” means any action, suit, claim (including any cross-claim or counterclaim), charge, citation, summons, subpoena, hearing, litigation, proceeding, arbitration, investigation or audit, whether civil, criminal, administrative, judicial, investigative or otherwise, whether formal or informal, whether public or private. For purposes of this Agreement, Actions “pending” include demands, claims, notices of violations and demand letters.
“Actual Working Capital” has the meaning set forth in Section 2.7(b)(i).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Agreement Date” has the meaning set forth in the preamble.
“Acquisition Transaction” has the meaning set forth in Section 6.3(b).
“Antitrust Laws” means the HSR Act.
“Antitrust Approvals” means the HSR Approval.
“Antitrust Authorities” means the FTC and the DOJ.
“Antitrust Waiting Periods” means any waiting periods required by any Antitrust Law.
“Assigned Contracts” has the meaning set forth in Section 2.1(c).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(g)(vi).
“Assignment and Assumption of IP” has the meaning set forth in Section 3.2(g)(viii).
“Assignment and Assumption of Leases” has the meaning set forth in Section 3.2(g)(vii).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Base Purchase Price” means $280,000,000.
“Benefit Plan” has the meaning set forth in Section 4.14(a).
“Bill of Sale” has the meaning set forth in Section 3.2(g)(iv).

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“Books and Records” has the meaning set forth in Section 2.1(j).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Wilmington, Delaware are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Canadian Buyer” has the meaning set forth in the preamble.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Claim Notice Period” has the meaning set forth in Section 8.4(b).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Statement” has the meaning set forth in Section 2.6(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 26, 2016, between US Buyer and Parent.
“Contracts” mean all legally binding contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.
“Customer Tooling” has the meaning set forth in Section 4.7(d).
“Data Room” means the electronic documentation site established by Sellers containing the documents set forth in the index included in Schedule 1.1 as evidenced by the Data Room DVD.
“Data Room DVD” means the digital versatile discs (DVDs) containing the documents and other information in the Data Room as of the date hereof in electronic form that can be read, which Sellers have instructed Merrill Corporation to deliver to the Buyer at the notice address shown for the Buyer in Section 9.2.
“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to any of the IT Systems included in the Purchased Assets: (i) the Sellers’ own rules, policies, and procedures; (ii) all applicable Laws; (iii) industry

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standards applicable to businesses of a similar size to the Business and in the industry in which the Business operates; and (iv) Assigned Contracts.
“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal or confidential information or data (whether in electronic or any other form or medium).
“Deed” has the meaning set forth in Section 3.2(g)(v).
“Determination” has the meaning set forth in Section 2.7(a)(ii).
“DOJ” means the Antitrust Division of the United States Department of Justice.
“Employees” has the meaning set forth in Section 6.6(a).
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, title defect, option, charge, claim, easement, encroachment, right of way, adverse claim, restriction on title or other similar encumbrance.
“Environmental Claim” means any Governmental Order or Action by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, fines, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety of workers or the public, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, reporting, licensing, permitting, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq, the Environmental Protection Act (Ontario) and the Occupational Health and Safety Act (Ontario).

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Estimated Purchase Price” means the Base Purchase Price, plus (ii) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, minus (iii) the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital. The difference between Estimated Working Capital and Target Working Capital shall be calculated separately for Sonoco US and Sonoco Canada.
“Estimated Working Capital” has the meaning set forth in Section 2.6(a).
“ETA” has the meaning set forth in Section 4.16.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Final Purchase Price” has the meaning set forth in Section 2.5(a).
“Financial Statements” has the meaning set forth in Section 4.4(a).
“Fundamental Representations” has the meaning set forth in Section 8.1.
“FTC” means the United States Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles during the periods presented, applied on a consistent basis.
“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Approval” means that all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.
“Improvements” means all buildings, structures, fixtures and improvements (whether structural or non-structural), including those under construction, and all systems used in connection therewith (including heating, cooling and ventilation, electrical, plumbing, drainage, sprinkler and other mechanical systems or improvements).
“Indemnifying Party” has the meaning set forth in Section 8.4(a)(i).
“Indemnitee” has the meaning set forth in Section 8.4(a)(i).
“Indemnity Notice” has the meaning set forth in Section 8.4(b).
“Indemnity Response Period” has the meaning set forth in Section 8.4(b).
“Independent Accounting Firm” means Grant Thornton LLP or such other accounting firm or financial services firm mutually agreed upon by Buyer and Sonoco US.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, whether registered or unregistered: (a) trademarks, service marks, trade dress, trade names, brand names, business names, designs, logos and other indications of origin, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets, formulae, algorithms, procedures, methods, techniques, research and development, technical data, subroutines, tools and confidential know-how and other proprietary information and rights; (d) patents, patent applications and other patent rights, including all divisions, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions and interferences thereof; (e) inventions (whether or not patentable or reduced to practice), designs and improvements, (f) websites and internet domain name registrations; (g) databases, software, source code, computer programs and documentation related thereto; and (h) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, including renewal rights and extension rights and the right to sue for past infringement.

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“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant any Seller or any Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in connection with the Business.
“Intellectual Property Assets” means (i) all Intellectual Property that is owned by any Seller or any Affiliate of any Seller and exclusively used in connection with the Business, including the Intellectual Property Registrations set forth on Schedule 4.10(a) and (ii) all Intellectual Property and all Intellectual Property Agreements currently used in connection with the Business other than Intellectual Property and Intellectual Property Agreements used in connection with services provided under the Transition Services Agreement.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Interim Financial Statements” has the meaning set forth in Section 4.4(a).
“Inventory” has the meaning set forth in Section 2.1(a).
“Investigating Parties” has the meaning set forth in Section 6.3.
“IT Systems” means all information systems (including hardware, networks, peripherals, computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, software (including all computer programs and all software implementations of algorithms, models and methodologies, whether in source code or object code), databases and associated documentation) that are owned by any Seller or any Affiliate of any Seller and exclusively used in connection with the Business, (ii) all plant-level computer programs and information systems used in connection with the Business and (iii) the Visual Enterprise software system used in connection with the Business.
“Knowledge of Sellers” or “Sellers’ Knowledge”  or any other similar knowledge qualification, means the actual knowledge after reasonable inquiry of Jeff Dipasquale, Noella Carvalho, Jason Fritz, Joseph Devine, and Charles Simpson and additionally, for purposes of Section 4.13 only, the Director of Global Environmental and Safety of Parent.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.9(b).
“Leases” has the meaning set forth in Section 4.9(b).

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“Liability” means any obligation or other liability of a Person of any kind, character or description, whether absolute, accrued, contingent, known or unknown, fixed or otherwise, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, due or to become due, executory, determined, determinable or otherwise.
“Losses” means losses, damages, Liabilities, costs, deficiencies, proceedings, fines or expenses, including all interest, penalties, judgments, reasonable attorneys’ fees, reasonable fees of accountants, consultants and experts, the cost of investigation, defense and collection and amounts paid in settlement, whether or not involving a Third Party Claim, but excluding any unforeseeable or punitive damages (except to the extent paid pursuant to a Third Party Claim).
“Lower Limit” has the meaning set forth in Section 2.7(a)(ii).
“Material Adverse Effect” means any effect, change, event or occurrence that, when taken individually or together with any other effect, change, event or occurrence, has or could reasonably be expected to have a material adverse effect on: (a) the businesses, operations, condition (financial or otherwise), assets, liabilities or results of operations of the Business, taken as a whole; or (b) the ability of the Sellers to perform their material obligations under the Agreement or any other Transaction Document; provided that Material Adverse Effect shall not include any effect attributable to (i) after the date hereof, a change in or the enactment of any Law or any change in the interpretation thereof, (ii) any change or event relating to the general economy of any nation or region in which the Business is conducted which does not have a materially disproportionate effect on the Business, (iii) any change or event generally relating to the industries similar to the Business which does not have a materially disproportionate effect on the Business, (iv) compliance by the Sellers with the terms of, or taking any action provided for by, this Agreement or any other Transaction Document, (v) the identity of Buyer or Buyer’s plans for the customers, suppliers, employees, businesses, operations or assets of the Business or (vi) the announcement of the transactions contemplated by this Agreement.
“Material Contracts” has the meaning set forth in Section 4.6(a).
“Material Customers” has the meaning set forth in Section 4.18(a).
“Material Suppliers” has the meaning set forth in Section 4.18(b).
“Notice of Objection” has the meaning set forth in Section 2.7(a)(i).
“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person, is on arms’-length terms and conditions and is taken in the ordinary course of the normal day‑to‑day operations of the Person, including as to quantity and frequency; and (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or managers) of such Person or any committee of the board of directors (or managers) of such Person and does not require any other separate or special authorization of any similar nature.
“Owned Real Property” has the meaning set forth in Section 4.9(a).

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“Parent” has the meaning set forth in the preamble.
“Party” or “Parties” has the meaning set forth in the preamble.
“Per Claim Limit” has the meaning set forth in Section 8.6(b).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates and consents issued or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which the applicable liability is included in determining the Actual Working Capital; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property that do not materially and adversely affect the Real Property or the use thereof in the conduct of the Business; (d) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and for which the applicable liability is included in determining the Actual Working Capital; and (e) other non-material imperfections of title which will not affect the use of any of the Purchased Assets by Buyer after Closing in the Ordinary Course of Business.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Property Lease” means each lease pursuant to which a Seller is the lessee of any Tangible Personal Property that is used in connection with the Business.
“Purchase Price Allocation” has the meaning set forth in Section 2.9.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Real Property Documents” has the meaning set forth in Section 4.9(c).
“Real Property Encumbrances” has the meaning set forth in Section 4.9(c).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

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“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Required Consents” has the meaning set forth in Section 3.2(g)(i).
“Revised Closing Statement” has the meaning set forth in Section 2.7(a)(i).
“SDI” has the meaning set forth in the preamble.
“Seller” and “Sellers” have the meaning set forth in the preamble.
“Seller 401(k) Plan” has the meaning set forth in Section 6.6(f).
“Seller’s Percentage” means, for each Seller, the “Seller’s Percentage” indicated therefor on Schedule 1.2.
“Sonoco Canada” has the meaning set forth in the preamble.
“Sonoco Canada Purchased Assets” has the meaning set forth in Section 6.9(c).
“Sonoco US” has the meaning set forth in the preamble.
“Straddle Period” means any taxable period commencing on or prior to the Closing Date and ending after the Closing Date.
“Survival Periods” has the meaning set forth in Section 8.1.
“Tangible Personal Property” has the meaning set forth in Section 2.1(e).
“Target Working Capital” means $26,000,000 for Sonoco US and $4,000,000 for Sonoco Canada.
“Tax Act” has the meaning set forth in Section 6.9(c).
“Taxes” means all federal, state, provincial, territorial, local, foreign and other taxes, including income, gross receipts, sales, goods and services, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, escheat, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not, and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or non-U.S. tax law) and including any liability for taxes as a transferee or successor, by contract or otherwise.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning set forth in Section 7.1(b).
“Third Party Claim” has the meaning set forth in Section 8.4(a)(i).
“Third Party Claim Notice” has the meaning set forth in Section 8.4(a)(i).
“Third Party Claim Notice Period” has the meaning set forth in Section 8.4(a)(i).
“Threshold Amount” has the meaning set forth in Section 8.6(b).
“Title Policy” has the meaning set forth in Section 3.2(g)(v).
“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Deed, the Assignment and Assumption of Leases, the Assignment and Assumption of IP, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.
“Transferred Employee(s)” has the meaning set forth in Section 6.6(a).
“Transition Services Agreement” has the meaning set forth in Section 3.2(g)(ix).
“Upper Limit” has the meaning set forth in Section 2.7(a)(ii).
“US Buyer” has the meaning set forth in the preamble.
“Warranty Claims” has the meaning set forth in Section 2.3(c).
“Warranty Insurance” has the meaning set forth in Section 8.6(c).
“Warranty Insurer” has the meaning set forth in Section 8.6(c).
“Working Capital” shall mean the excess of the book value of the current assets of the Business over the book value of the current liabilities of the Business prepared in a manner consistent with the Sellers’ accounting policies, principles and procedures used in the Business at Closing, in each case determined in accordance with GAAP. Working Capital shall be computed separately for Sonoco US and Sonoco Canada and using the methodologies set forth in Schedule 1.3. Schedule 1.3 sets forth the line items of the general ledger to be used for calculation of the Actual Working Capital and Estimated Working Capital, with any exclusions from such line items noted.

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ARTICLE II
PURCHASE AND SALE
2.1Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under the following assets, properties and rights of Sellers, to the extent that such assets, properties and rights exist as of the Closing Date (collectively, the “Purchased Assets”):
(a)all accounts and notes receivable of Sellers exclusively related to the Business as reflected in the calculation of the Actual Working Capital (“Accounts Receivable”);
(b)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories that exclusively relate to the Business (“Inventory”);
(c)all Contracts set forth on Schedule 2.1(c), the Leases set forth on Schedule 4.9(b) and the Intellectual Property Agreements set forth on Schedule 4.10(a) (collectively, the “Assigned Contracts”);
(d)all Intellectual Property Assets and IT Systems;
(e)all furniture, fixtures, equipment, supplies and other tangible personal property that exclusively relate to the Business and (i) those items listed on Schedule 2.1(e), (ii) those items reflected in the Interim Financial Statements and (iii) all furniture, fixtures, equipment, supplies and other tangible personal property that is physically located at any Real Property or that is in the possession of any Transferred Employee, but specifically excluding the items listed on Schedule 2.2(k) and any other items disposed of in the Ordinary Course of Business between the date hereof and the Closing pursuant to the terms of this Agreement (the “Tangible Personal Property”);
(f)all Owned Real Property and Leased Real Property;
(g)all Permits, including Environmental Permits, that exclusively relate to the Business and all Permits listed on Schedule 2.1(g), in each case to the extent transferable;
(h)all of Sellers’ rights under warranties, indemnities and similar rights, and all Actions against third parties, in each case to the extent related to any Purchased Assets;
(i)all Tax incentives exclusively related to the Business and all Tax incentives listed on Schedule 2.1(i), in each case to the extent transferable.
(j)originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, inventory records, customer and prospective customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality

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control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements, employee manuals, employee-related and employee benefit-related files and records of Transferred Employees, environmental studies and marketing and promotional surveys, material and research, that primarily relate to the Business or the Purchased Assets, other than books and records included under Section 2.2(d), in each case regardless of the form or medium in which the same is maintained (“Books and Records”);
(k)all other assets included in the calculation of Actual Working Capital;
(l)all prepayments, security deposits, refunds, credits and prepaid expenses, all to the extent transferable to the extent included in the calculation of Actual Working Capital;
(m)all molds, parts and other equipment listed on Schedule 2.1(m); and
(n)all goodwill associated with any of the assets described in the foregoing clauses.
2.2Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Sellers are not selling or assigning, any other assets or properties of Sellers, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:
(a)all cash and cash equivalents, bank accounts, and securities of Sellers;
(b)all Contracts that are not Assigned Contracts;
(c)all Intellectual Property including the name “Sonoco”, the stylized “S” and all derivatives thereof other than the Intellectual Property Assets;
(d)the corporate seals, organizational documents, minute books, stock books, Tax Returns, or other records having to do with the corporate organization of Sellers, all employee-related or employee benefit-related files or records, other than those related to Transferred Employees, and any other books and records which Sellers are prohibited from disclosing or transferring to Buyer under applicable Law and are required by applicable Law to retain;
(e)all insurance policies of Sellers and all rights to applicable claims and proceeds thereunder;
(f)subject to Section 6.6, all Benefit Plans and trusts or other assets attributable thereto;

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(g)all Tax assets (including duty and Tax refunds and prepayments) of Sellers or any of their Affiliates;
(h)except as provided in Section 2.1(h), all rights to any Action available to or being pursued by Sellers, whether arising by way of counterclaim or otherwise;
(i)all assets, properties and rights used by Sellers in their businesses other than the Business;
(j)the rights which accrue or will accrue to Sellers under the Transaction Documents; and
(k)the tangible personal property items listed on Schedule 2.2(k).
2.3Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge after the Closing, when due, the following liabilities and obligations of Sellers (collectively, the “Assumed Liabilities”):
(a)accounts payable included in the calculation of Actual Working Capital;
(b)all liabilities and obligations to be performed after the Closing under the Assigned Contracts, other than to the extent related to a breach of an Assigned Contract occurring at or prior to Closing;
(c)all warranty claims of the Business arising in the Ordinary Course of Business (“Warranty Claims”);
(d)the accrued but unpaid vacation, sick, paid-time off or similar wages and payments with respect to the Transferred Employees (which shall be reflected in the Actual Working Capital) determined as of the Closing Date;
(e)all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period commencing after the Closing Date and for any Straddle Period for the portion of such Straddle Period commencing after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.9; and
(f)all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets after the Closing.
2.4Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities or obligations of Sellers other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including the following:
(a)except for the Assumed Liabilities, any liabilities or obligations arising out of or relating to Sellers’ ownership or operation of the Business and the Purchased Assets on or prior to the Closing Date;

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(b)any liabilities or obligations relating to or arising out of the Excluded Assets;
(c)any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and for any Straddle Period for the portion of such Straddle Period ending on the Closing Date and (ii) any other Taxes (including, for the avoidance of doubt, income Taxes) of Sellers or Affiliates of Sellers (other than Taxes allocated to Buyer under Section 6.9) for any taxable period;
(d)except as specifically provided in Section 6.6, any liabilities or obligations of Sellers or any of their respective Affiliates relating to or arising out of (i) the employment, or termination of employment, of any Employee on or prior to the Closing, or (ii) workers’ compensation claims of any Employee which relate to events occurring on or prior to the Closing Date;
(e)any liabilities or obligations relating to CERCLA or its state or provincial counterparts or any alleged failure to comply with any Environmental Laws on or prior to the Closing Date;
(f)any liabilities or obligations expressly retained by Sellers pursuant to this Agreement; and
(g)any liabilities or obligations of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others.
2.5Purchase Price.
(a)The aggregate purchase price for the Purchased Assets shall be (i) the Base Purchase Price, plus (ii) the amount, if any, by which the Actual Working Capital exceeds the Target Working Capital, minus (iii) the amount, if any, by which the Actual Working Capital is less than the Target Working Capital (collectively, the “Final Purchase Price”). The difference between Actual Working Capital and Target Working Capital shall be calculated separately for Sonoco US and Sonoco Canada.
(b)The Final Purchase Price shall be payable in accordance with Sections 2.6, and 2.7, as applicable.
2.6Estimated Purchase Price; Payments at Closing.
(a)Determination of Estimated Purchase Price. Three (3) Business Days prior to the anticipated Closing Date, the Sellers shall prepare and deliver to Buyer (i) a statement (the “Closing Statement”) prepared in accordance with the books and records of the Sellers setting forth the Sellers’ good faith estimate of the Working Capital on the Closing Date

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(“Estimated Working Capital”), and (ii) their calculation of the Estimated Purchase Price based thereon. The Estimated Working Capital shall be stated separately for Sonoco US and Sonoco Canada.
(b)Payments at Closing. At the Closing, Buyer shall pay the Estimated Purchase Price to the Sellers (pro rata in accordance with their respective Seller’s Percentages) in accordance with Section 2.8.
2.7Final Purchase Price.
(a)Determination of Final Purchase Price.
(i)Revised Closing Statement Preparation and Review. Within one hundred twenty (120) days after the Closing Date, Buyer will prepare and deliver to Sonoco US a statement (the “Revised Closing Statement”) setting forth in reasonable detail Buyer’s determination and calculation of the Actual Working Capital (stated separately for Sonoco US and Sonoco Canada) prepared in a manner consistent with the Sellers’ accounting policies, principles and procedures used in the Business at Closing, in each case determined in accordance with GAAP, and its calculation of the Final Purchase Price based thereon. The Revised Closing Statement shall be prepared based on the books and records of the Business. If Sonoco US does not object to the Revised Closing Statement within thirty (30)  days after receipt thereof, or Sonoco US accepts such statement in writing during such thirty (30) day period, the Revised Closing Statement prepared by Buyer shall become final and binding upon the Parties on the thirty-first (31st) day following receipt thereof by Sonoco US and payment will be made in accordance with Section 2.7(b). If Sonoco US objects to the Revised Closing Statement, Sonoco US will notify Buyer in writing of such objection (the “Notice of Objection”) prior to such thirty-first (31st) day (such notice setting forth in reasonable detail the basis for such objection). All items in the Revised Closing Statement to which Sonoco US does not object in the Notice of Objection shall unconditionally and irrevocably be deemed to have been accepted by Sonoco US.
(ii)Revised Closing Statement Dispute Resolution. During the thirty (30) day period immediately following Buyer’s receipt of any Notice of Objection, Buyer and Sonoco US will negotiate in good faith to resolve all disputed items. If Buyer and Sonoco US are unable to resolve all of such disputes within thirty (30) days of Buyer’s receipt of the Notice of Objection, the items in dispute may be referred by any Party for determination as promptly as practicable to the Independent Accounting Firm, which will be jointly engaged by Buyer, on the one hand, and Sellers, on the other hand, pursuant to an engagement letter in customary form which each of Buyer and Sellers will execute. The Parties will direct the Independent Accounting Firm to prescribe procedures for resolving the disputed items and to make a written determination, with respect to such disputed items only, whether and to what extent, if any, the accompanying calculations of the Actual Working Capital require adjustment based on the terms and conditions of this Agreement (the “Determination”). The Determination will be based solely on presentations with respect to such disputed items by Buyer and Sonoco US to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review; provided that such presentations will be deemed to include any written reports, work

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papers, records, accounts or similar materials delivered to the Independent Accounting Firm by Buyer and Sonoco US in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm. Each of Buyer and Sonoco US shall contemporaneously provide the other with a copy of all items submitted to the Independent Accounting Firm for purposes of the Determination. In the absence of fraud or manifest error, the Determination will be conclusive and binding upon the Parties. The Parties agree that, if the Independent Accounting Firm assigns to any item a value greater than the greatest value for such item claimed by either Buyer or Sonoco US (the “Upper Limit”) or less than the smallest value for such item claimed by Buyer or Sonoco US (the “Lower Limit”), the Determination for such item shall be adjusted to the Upper Limit or the Lower Limit, as applicable. All fees and expenses of the Independent Accounting Firm (including reasonable attorneys’ fees and expenses) will be borne by the Parties based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.
(b)Adjustment to Purchase Price.
(i)The Working Capital amount determined as of the close of business on the Closing Date in accordance with Section 2.7(a) (the “Actual Working Capital”) will be used to calculate the Final Purchase Price. Actual Working Capital shall be calculated separately for Sonoco US and Sonoco Canada.
(ii)If the Final Purchase Price exceeds the Estimated Purchase Price, then Buyer shall pay to the Sellers an amount equal to such excess. Such payment shall be paid to Sonoco US or Sonoco Canada as appropriate based on Actual Working Capital and Target Working Capital for each of Sonoco US and Sonoco Canada.
(iii)If the Estimated Purchase Price exceeds the Final Purchase Price, then Sellers shall pay to the Buyer an amount equal to such excess. Such payment shall be paid by Sonoco US or Sonoco Canada as appropriate based on Actual Working Capital and Target Working Capital for each of Sonoco US and Sonoco Canada; provided, that the foregoing shall in no way affect the joint and several liability of Sellers pursuant to Section 9.16.
(iv)All payments to be made to either Buyer or the Sellers pursuant to this Section 2.7(b) will be made by wire transfer of immediately available funds to the Sellers’ respective accounts or Buyer’s account, as applicable, within five (5) Business Days after the date on which the Actual Working Capital is finally determined pursuant to Section 2.7(a).
2.8Form of Payment. All cash payments hereunder will be made by delivery to the recipient by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account will be designated by the recipient in writing at least two (2) Business Days prior to the date of the required payment. All payments shall be in US Dollars.
2.9Allocation of Purchase Price. Within 75 days after Closing, Buyer shall provide written notice to Sellers of its proposed allocation of the Purchase Price among the Sellers and

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among the Purchased Assets as provided in accordance with Section 1060 of the Code, which such allocation shall with respect to the Sonoco US and SDI assets be based on independent third party appraisals obtained by Buyer for purposes of its financial reporting. Sonoco US shall have 15 days to object to such allocation. If Sonoco US does not object in writing within such 15-day period, Buyer’s allocations shall be final. If Sonoco US does timely object, the allocation will be determined by the Independent Accounting Firm under the procedures set out in Section 2.7(a)(ii). The allocation as finally determined under this Section 2.9 shall be the “Purchase Price Allocation”. The Parties hereby agree to (i) be bound by the Purchase Price Allocation in the filing of any Tax Return; (ii) cooperate in connection with the preparation and filing of any Tax Return (including the filing of IRS Form 8594 and any other corresponding IRS forms or Canadian Tax election, Tax Return or form) and (iii) take no position inconsistent with the Purchase Price Allocation on a Tax Return unless required to do so under applicable Law.
2.10Non-assignable Assets.
(a)Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.10, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a Party or an Affiliate of a Party (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery. Following the Closing, Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities, obligations, rights and benefits under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or other assets that constitute Purchased Assets or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations after the Closing and shall have the benefit of all such Purchased Assets after the Closing; provided, however, that neither Sellers nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Sellers shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 6.9.
(b)To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer at or following the Closing pursuant to this Section 2.10, Buyer and Sellers shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the exercise by Buyer of its rights and the

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performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Sellers pay, perform and discharge fully the liabilities and obligations of Sellers thereunder from and after the Closing Date. To the extent permitted under applicable Law, Sellers shall, at Buyer’s expense, (i) hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Sellers to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.10 and (ii) if requested by Buyer, enforce all rights of Sellers against the other party to such Purchased Asset. Sellers shall be permitted to set off against such amounts all direct out-of-pocket costs associated with the retention and maintenance of such Purchased Assets.
(c)Nothing in this Section 2.10, including any arrangement for Buyer to be provided with any of the benefits of such Purchased Asset, shall constitute a waiver of Buyer’s right to insist on the conditions to Closing set forth in Section 3.2 being satisfied in their entirety or a waiver of Buyer’s right to seek indemnification pursuant to ARTICLE VIII.
ARTICLE III
CLOSING
3.1Closing. Subject to the terms and conditions of this Agreement, unless otherwise agreed to by the Sellers and the Buyer or unless this Agreement shall have been terminated in accordance with ARTICLE VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Haynsworth Sinkler Boyd, P.A., 1201 Main Street, Suite 2200, Columbia, SC 29201 (provided that, at the request of Buyer, the Parties may effect the Closing by way of remote exchange of signatures using facsimile or other electronic means), at 10:00 a.m., EST, on the date that is five (5) Business Days after the date on which the Buyer notifies the Sellers that all Antitrust Approvals have been obtained or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. Notwithstanding the foregoing, if, on the date for the Closing described in the preceding sentence, any condition of Buyer or Sellers specified in Section 3.2 or Section 3.3 has not been satisfied (and will not be satisfied by the delivery of documents or actions taken by the Parties at the Closing) or waived by Buyer or the Sellers, as the case may be, then the date for the Closing will be extended to any date prior to the Termination Date specified by Buyer to the Sellers, or by the Sellers to Buyer, with not less than two (2) Business Days prior notice (subject to Buyer’s and the Sellers’ respective conditions to Closing being satisfied or waived on such specified date). The date on which the Closing is to occur is herein referred to as the “Closing Date”.
3.2Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer in writing) of the following conditions as of the time of the Closing:
(a)(i) The Fundamental Representations set forth in ARTICLE IV will be true and correct in all respects at and as of the date hereof and at and as of the time of the Closing (other than those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) and (ii) all

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other representations and warranties set forth in ARTICLE IV will be true and correct in all material respects at and as of the date hereof and at and as of the time of the Closing (other than those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);
(b)Sellers will have performed and complied in all material respects with all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(c)No Governmental Order shall be in effect as of the Closing that restrains or prevents the consummation of the transactions contemplated by this Agreement, and there shall not be any Law enacted or deemed applicable to this Agreement that makes consummation of the transactions contemplated by this Agreement illegal;
(d)No Action shall be pending before any Governmental Authority seeking a Governmental Order that would restrain or prevent the consummation of the transactions contemplated by this Agreement, other than any Action brought or filed by the Buyer or its Affiliates;
(e)All filings required by any Antitrust Laws in connection with the transactions contemplated by this Agreement will have been made and the Antitrust Approvals shall have been obtained;
(f)No Material Adverse Effect shall have occurred;
(g)On or prior to the Closing Date, the Sellers will have delivered to Buyer all of the following (dated as of the Closing Date, except as otherwise indicated):
(i)copies of all consents set forth on Schedule 3.2(g)(i), which in the case of consents from the landlords with respect to the Leased Real Property shall include a customary estoppel certificate in form and substance reasonably satisfactory to Buyer (the “Required Consents”);
(ii)a release and termination of each Encumbrance on any Purchased Assets which is not a Permitted Encumbrance;
(iii)a certificate from the Sellers certifying that each of the conditions set forth in Sections 3.2(a), 3.2(b) and 3.2(f) has been and is satisfied as of the time of the Closing;
(iv)a bill of sale in the form of Exhibit 3.2(g)(iv) (the “Bill of Sale”) duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer and, if reasonably requested by Buyer, each Seller’s signature shall be witnessed and/or notarized;

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(v)with respect to each parcel of Owned Real Property, a limited warranty deed in the form of Exhibit 3.2(g)(v)-1 (each, a “Deed”) duly executed and notarized by the applicable Seller, together with an ALTA title insurance policy (“Title Policy”) for each parcel of Owned Real Property, dated the Closing Date, insuring Buyer’s interest in each such parcel, each in an aggregate amount equal to the amount of the Estimated Purchase Price allocated to such parcel on the Purchase Price Allocation, which shall be in the form of the pro-forma title policy attached hereto as Exhibit 3.2(g)(v)-2, having an effective date as of the date and time of recordation of the Deed transferring title to such parcel to Buyer;
(vi)an assignment and assumption agreement in the form of Exhibit 3.2(g)(vi) (the “Assignment and Assumption Agreement”) duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities and, if reasonably requested by Buyer, each Seller’s signature shall be witnessed and/or notarized;
(vii)with respect to each Lease, an assignment and assumption agreement in the form of Exhibit 3.2(g)(vii) (the “Assignment and Assumption of Leases”) duly executed by Sellers, effecting the assignment to and assumption by Buyer of each Lease and, if reasonably requested by Buyer, each Seller’s signature shall be witnessed and/or notarized;
(viii)an assignment and assumption agreement in the form of Exhibit 3.2(g)(viii) (the “Assignment and Assumption of IP”) duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Intellectual Property Assets and the IT Systems and, if reasonably requested by Buyer, each Seller’s signature shall be witnessed and/or notarized;
(ix)a transition services agreement in the form of Exhibit 3.2(g)(ix) (the “Transition Services Agreement”) duly executed by Sellers and, if reasonably requested by Buyer, each Seller’s signature shall be witnessed and/or notarized;
(x)the Books and Records, which, to the extent located on the Real Property, shall be deemed to be delivered to Buyer;
(xi)certificate pursuant to Treasury Regulations Section 1.1445-2(b) from each of Sonoco US and SDI that each of Sonoco US and SDI is not a foreign person within the meaning of Section 1445 of the Code duly executed by Sonoco US and SDI, respectively;
(xii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

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(xiii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of each Seller authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder;
(xiv)a certificate dated as of a date not earlier than the fifth (5th) Business Day prior to the Closing Date as to the good standing of each Seller;
(xv)evidence to the reasonable satisfaction of Buyer that the Intellectual Property described on Schedule 3.2(g)(xv) has been assigned to a Seller and that all filings to effect such assignments have been made; and
(xvi)such other documents or instruments as Buyer reasonably requests and as are reasonably necessary to effect the transactions contemplated by this Agreement.
3.3Conditions to the Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Sellers in writing) of the following conditions as of the time of the Closing:
(a)(i) The Fundamental Representations set forth in ARTICLE V will be true and correct in all respects at and as of the date hereof and at and as of the time of the Closing (other than those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) and (ii) all other representations and warranties set forth in ARTICLE V will be true and correct in all material respects at and as of the date hereof and at and as of the time of the Closing (other than those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);
(b)Buyer will have performed and complied: (i) in all respects with the obligations of Buyer under Section 2.6(b); and (ii) in all material respects with all of the other covenants and agreements required to be performed by Buyer under this Agreement at or prior to the Closing;
(c)No Governmental Order shall be in effect as of the Closing that restrains or prevents the consummation of the transactions contemplated by this Agreement, and there shall not be any Law enacted or deemed applicable to this Agreement that makes consummation of the transactions contemplated by this Agreement illegal;
(d)No Action shall be pending before any Governmental Authority seeking a Governmental Order that would restrain or prevent the consummation of the transactions contemplated by this Agreement, other than any Action brought or filed by the Sellers or their Affiliates;
(e)All filings required by any Antitrust Laws in connection with the transactions contemplated by this Agreement will have been made and the Antitrust Approvals shall have been obtained;

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(f)On or prior to the Closing Date, Buyer will have delivered to the Sellers all of the following:
(i)the Estimated Purchase Price as provided in ARTICLE II;
(ii)a certificate of Buyer dated as of the Closing Date certifying that each of the conditions set forth in Sections 3.3(a) and 3.3(b) has been and is satisfied as of the time of the Closing;
(iii)the Assignment and Assumption Agreement duly executed by Buyer and, if reasonably requested by Sonoco US, Buyer’s signature shall be witnessed and/or notarized;
(iv)with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if reasonably requested by Sonoco US, Buyer’s signature shall be witnessed and/or notarized;
(v)the Assignment and Assumption of IP duly executed by Buyer and, if reasonably requested by Sonoco US, Buyer’s signature shall be witnessed and/or notarized;
(vi)the Transition Services Agreement duly executed by Buyer and, if reasonably requested by Sonoco US, Buyer’s signature shall be witnessed and/or notarized;
(vii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(viii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder; and
(ix)such other documents or instruments as the Sellers reasonably request and are reasonably necessary to effect the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Schedules, Sellers represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof and will be true and correct as of the Closing Date (or, in each case, if made as of a specified date, as of such date).

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4.1Organization and Qualification of Sellers. Sonoco US is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Sonoco Canada is an unlimited liability corporation duly organized, validly existing and in good standing under the Laws of the Province of Alberta, Canada. Each of Parent and SDI is a corporation duly organized, validly existing and in good standing under the Laws of the State of South Carolina. Each Seller has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be material to such Seller.
4.2Authority of Seller. Each Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
4.3No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or by-laws of such Seller; (b) result in a violation or breach in any material respect of any provision of any Law or Governmental Order applicable to such Seller, the Business or the Purchased Assets; or (c) except as set forth on Schedule 3.2(g)(i), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration, termination, cancellation or modification of any Material Contract; or (d) result in the imposition or creation of any Encumbrance on any Purchased Asset. Except for the

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Antitrust Approvals, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Neither the aggregate value of the assets of the Business in Canada, nor the annual gross revenues from sales in or from Canada generated by those assets, exceeds C$87 million, all as determined in accordance with the manner that is prescribed under the Competition Act (Canada) and the Notifiable Transactions Regulations promulgated thereunder.
4.4Financial Statements.
(a)Copies of the unaudited balance sheet as of December 31, 2015 and profit and loss statement for the twelve-month period then ended of the Business (the “2015 Financial Statements”) and the unaudited balance sheet as of July 31, 2016 and the profit and loss statement for the seven-month period then ended (the “Interim Financial Statements” and together with the 2015 Financial Statements, the “Financial Statements”) have been made available to Buyer in the Data Room. The Financial Statements (and the management accounts on which they are based) have been prepared from and are in accordance with the books and records of the Sellers and have been prepared in accordance with applicable Law and GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (which adjustments would not be material, individually or in the aggregate) and the absence of notes. The Financial Statements fairly present the financial position and the results of the operations and cash flows of the Business for the periods indicated, and properly reflect the financial position and results of operation of a business consisting of only the assets and liabilities of the Business and no other assets or liabilities, with all eliminations, consolidation entries and adjustments made from the underlying management accounts. The Financial Statements reflect a fair allocation to the Business of expenses incurred by Parent and its consolidated Affiliates. The Financial Statements do not contain any extraordinary items or items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business, except as expressly specified therein. The Financial Statements reflect all of the costs incurred in the operation of the Business. The books of account of the Business, all of which have been made available to the Buyer, are up-to-date, have been maintained in accordance with applicable Law and contain correct and complete records of all matters required to be dealt with by such books, represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The Financial Statements have been included without adjustment, except as set forth on Schedule 4.4(a), in Parent’s audited financial statements included in Parent’s Annual Reports on Form 10-K and unaudited interim financial statements included in Parent’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission, and are the accounts taken from Parent’s segment reporting extracted for purposes of such Annual Reports and Quarterly Reports.
(b)Each Seller has established and maintains, adheres to and enforces a system of internal accounting controls that is effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements), including policies and procedures to provide

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reasonable assurance that: (i) transactions, receipts and expenditures are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements in accordance with GAAP and to maintain accountability for the respective assets and liabilities of such Seller; and (iii) any unauthorized acquisition, disposition or use of assets is prevented or timely detected. There has not been any fraud, whether or not material, that involves any director, officer or employee of any Seller who has a role in such Seller’s internal controls over financial reporting.
4.5Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.5, from December 31, 2015 until the date of this Agreement, Sellers have operated the Business only in the Ordinary Course of Business. None of the other representations or warranties set forth in this Agreement shall be deemed to limit the foregoing. In addition, without limiting the generality of the foregoing, there has not occurred since December 31, 2015, with respect to the Business, any:
(a)event, occurrence or development that has had, individually or together with any other events or developments, a Material Adverse Effect;
(b)imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;
(c)increase in the compensation (including bonus and commissions) of any Employee, other than as provided for in any Material Contract or in the Ordinary Course of Business;
(d)any labor dispute, strike, lockout, sympathy strike, concerted work slowdown or stoppage, handbilling, picketing, primary or secondary boycott, or other similar labor or employment activity or difficulty, nor has any labor organization attempted to organize any Employees, demanded voluntary recognition as the representative of any Employees or filed any petition to be elected or certified as the representative of any Employees for purposes of collective bargaining;
(e)any adoption of, amendment to or increase in the payments to or the benefits under, any Benefit Plan, other than required increases in accordance with the terms and conditions of such Benefit Plans;
(f)any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Purchased Assets;
(g)any change in any pricing, accounting, financial reporting or reserve/allowance practice or policy, including any policy with respect to the valuation of inventory, system of internal accounting controls, the recording or payment of accounts payable, the recording or collection of accounts receivable or the recognition of income or any acceleration of the collection of accounts receivable or any delay in the payment of accounts payable, other than changes in the Ordinary Course of Business that in any event are not material;

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(h)any revaluation of assets or any recognition of new assets or any reduction of liabilities if there has been no change in the underlying nature of such assets and liabilities;
(i)any disposition of any property or asset other than Inventory disposed of in the Ordinary Course of Business;
(j)purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $500,000, except for purchases of Inventory in the Ordinary Course of Business;
(k)any entering into, material amendment of, material modification of, termination (partial or complete) of, or granting of a waiver under or giving any notice or consent with respect to a breach or violation of, any Material Contract or any other Contract that had it been in effect on the Effective Date would have been required to be disclosed on Schedule 4.6(a);
(l)any capital expenditures or commitments in an amount in excess of $500,000;
(m)any transaction with any Affiliates of any Seller, or any of such Seller’s or its Affiliate’s directors, managers, officers or employees other than in the Ordinary Course of Business;
(n)any institution, settlement or compromise of, or agreement to settle or compromise, any Action that would have been required to have been set forth on Schedule 4.11(b); or
(o)enter into any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
4.6Material Contracts.
(a)Schedule 4.6(a) lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Schedule 4.9(b) and all Intellectual Property Agreements listed in Schedule 4.10(a), collectively, the “Material Contracts”):
(i)all Contracts involving aggregate consideration in excess of $250,000 (or if not entered into in the Ordinary Course of Business, of more than $100,000);
(ii)all Contracts involving aggregate consideration in excess of $100,000 that cannot be cancelled without payment or liability upon 30 days’ notice or less;
(iii)all Contracts that relate to the sale of any of the Purchased Assets, other than in the Ordinary Course of Business;

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(iv)all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $500,000;
(v)all Contracts between a Seller on the one hand and any Affiliate of a Seller or any equityholder or any equityholder, director, manager, employee or officer of a Seller or its Affiliate on the other hand;
(vi)all collective bargaining Contracts or other Contracts with a labor union;
(vii)all Contracts that purport to restrict any Seller from engaging in any business or activity anywhere in the world, purports to limit individuals who may be solicited for employment or employed by any Seller or otherwise purport to restrict the business activities of any Seller;
(viii)all employment Contracts where the total compensation (including bonus) exceeds or could reasonably be expected to exceed $100,000 per annum;
(ix)all Contracts where the aggregate payment of severance to any Employee (including under any “notice or payment-in-lieu” provision) exceeds or could reasonably be expected to exceed $100,000);
(x)all consulting Contracts or similar arrangements that provide for aggregate future payments of more than $100,000;
(xi)all Contracts that grant manufacturing rights to any Person;
(xii)all Contracts that provide for exclusive marketing or distribution rights or otherwise provides any exclusive rights to any Person;
(xiii)all Contracts that have a “most favored nation” or similar pricing provision;
(xiv)all Contracts that provide for the exclusive purchasing of goods or services;
(xv)all Contracts with a Material Customer or a Material Supplier;
(xvi)all Contracts with a customer that is a buying group;
(xvii)all Contracts with a Governmental Authority;
(xviii)all Contracts entered into in the past three (3) years involving any resolution or settlement of any actual or threatened Action with a value of greater than $100,000 or that impose continuing obligations on any Seller;

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(xix)all Contracts that have indemnification obligations to any other Person, other than those entered into in the Ordinary Course of Business;
(xx)all Contracts that include a warranty, guarantee or similar undertaking with respect to payment or performance not in the Ordinary Course of Business; or
(xxi)all amendments, supplements or modifications (whether written or oral) in respect of any of the foregoing.
(b)Correct and complete copies of each Material Contract have been made available in the Data Room. Except as set forth on Schedule 4.6(b), (i) no Seller is in breach of, or default under, any Assigned Contract and, to the Sellers’ Knowledge, (A) there has not been claimed or alleged by any Person that any Seller is in breach of, or default under, any Assigned Contract and (B) no other party to any Assigned Contract is in breach of, or default under, such Assigned Contract, (ii) each Assigned Contract is a legal, valid and binding agreement of the Seller that is a party to such Assigned Contract and, to the Sellers’ Knowledge, of the other parties thereto, enforceable in accordance with its terms and is in full force and effect, (iii) to the Sellers’ Knowledge, no Assigned Contract could reasonably be expected to have a material and adverse effect on the Business, and (iv) no party to any Assigned Contract has given written notice of its intent to terminate, breach, violate, default under or seek to renegotiate such Assigned Contract. No Material Contract described in clause 4.6(a)(i) or 4.6(a)(xv) includes any provision providing for scheduled price or volume reductions or any material change in terms.
4.7Tangible Personal Property.
(a)Set forth on Schedule 4.7(a) is a complete list of all Personal Property Leases involving annual payments in excess of $100,000. A correct and complete copy of each such Personal Property Lease has been made available in the Data Room. Each such Personal Property Lease that is an Assigned Contract is a legal, valid and binding agreement of the Seller that is a party to such Personal Property Lease and, to the Sellers’ Knowledge, of the other parties thereto, enforceable in accordance with its terms, each such Personal Property Lease is in full force and effect, and no Seller is in breach or violation of, or default under, any Personal Property Lease, and to Sellers’ Knowledge, no other party is in breach or violation of, or default under any Personal Property Lease.
(b)Other than Tangible Personal Property that is subject to a Personal Property Lease to which a Seller is the lessee, Sellers have good and valid title to all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.
(c)Except as set forth on Schedule 4.7(c), all of the Tangible Personal Property used in the Business as currently conducted, other than Inventory, included in the Purchased Assets has been maintained as would be maintained by a prudent owner, is in good operating condition and good state of repair, ordinary wear and tear excepted, and is adequate for the uses for which it is employed.

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(d)Set forth on Schedule 4.7(d) is a true and correct list of all tooling and other equipment that is owned by a customer of the Business and physically located at any Real Property (the “Customer Tooling”), including with respect to each such Customer Tooling: (i) a description of such Customer Tooling, (ii) the number of cavities of such Customer Tooling, (iii) the Real Property at which such Customer Tooling was qualified and (iv) the age of such Customer Tooling. All Customer Tooling is in good operating condition and good state of repair, ordinary wear and tear excepted, and is adequate for the uses for which it is employed.
4.8Sufficiency of Assets. Except as set forth on Schedule 4.8, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets, tangible and intangible (including Intellectual Property), used to conduct the Business as currently conducted, and no Seller and no Affiliate of any Seller owns any material rights, property or assets, tangible or intangible (including Intellectual Property), that is used in the Business as currently conducted (other than the Purchased Assets).
4.9Real Property.
(a)Schedule 4.9(a) sets forth a correct and complete list of all real property owned by Sellers that is used exclusively in connection with the Business (collectively, the “Owned Real Property”). Sellers have good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.
(b)Schedule 4.9(b) sets forth a correct and complete list of all real property leased by Sellers and used exclusively in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the “Leases”).
(c)Schedule 4.9(c) sets forth (i) a correct and complete list of all deeds, leases, title insurance policies, surveys, certificates of occupancy and registration documents (collectively, the “Real Property Documents”) relating to the Real Property in the possession of the Sellers and (ii) a correct and complete list of all documents evidencing an Encumbrance upon any Owned Real Property (collectively, the “Real Property Encumbrances”). A correct and complete copy of each Real Property Document and each Real Property Encumbrance has been made available in the Data Room. There is no material default under any of the Real Property Encumbrances affecting the Owned Real Property.
(d)Each Seller enjoys peaceful and undisturbed possession of the Real Property. To the Sellers’ Knowledge, there is no actual or threatened or proposed, (i) condemnation proceedings affecting the Owned Real Property or (ii) zoning, building code or other moratorium proceedings, or similar matters that could reasonably be expected to affect the Business’ ability to operate the Owned Real Property as currently operated. No Seller has received written notice of actual or threatened or proposed, (i) condemnation proceedings affecting the Leased Real Property or (ii) zoning, building code or other moratorium proceedings, or similar matters that could reasonably be expected to affect the Business’ ability

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to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty in the past 3 years.
(e)Use of the Owned Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications. All Improvements on the Owned Real Property are in compliance in all material respects with all applicable Laws, including those pertaining to zoning, building and the disabled, have been properly maintained as would a prudent owner, are in good repair and in good condition, and are free from latent and patent defects. To the Sellers’ Knowledge (which shall not be subject to the last paragraph of Section 8.2) all Improvements on the Leased Real Property are in compliance in all material respects with all applicable Laws, including those pertaining to zoning, building and the disabled. During Sellers’ occupancy, all Improvements have been properly maintained as would a prudent owner, are in good repair in all material respects and in good condition in all material respects, ordinary wear and tear accepted, and to the Sellers’ Knowledge (which shall not be subject to the last paragraph of Section 8.2) are free from material latent and patent defects. All Improvements on the Owned Real Property have certificates of occupancy or comparable documents that are in full force and effect and are not being breached or violated by the use of such Improvements. Each parcel of Owned Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, payment-free appurtenant easement benefiting such Real Property and comprising a part of such Real Property and is supplied with public or quasi-public utilities and other services appropriate for the operation of the Business located thereon. No part of any Improvement on the Owned Real Property encroaches on any real property not included as part of the Owned Real Property, and there are no Improvements situated in whole or in part on adjoining property that encroach on any part of the Owned Real Property.
4.10Intellectual Property and Information Technology.
(a)Schedule 4.10(a) lists (i) all Intellectual Property Registrations, each of which is subsisting, valid and enforceable and (ii) all Intellectual Property Agreements. The Sellers own all Intellectual Property Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Each Seller has taken all necessary actions to maintain and protect the Intellectual Property Assets, including the secrecy, confidentiality and value of its trade secrets. Except as set forth on Schedule 4.10(a), there are no pending or, to the Sellers’ Knowledge, threatened, challenges, oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings with respect to any Intellectual Property Asset or Intellectual Property Agreements.
(b)Except as set forth in Schedule 4.10(b): (i) neither the conduct of the Business as currently conducted nor the use of any Intellectual Property Asset, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person; and (ii) to the Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Asset (or has infringed, misappropriated or otherwise violated any

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Intellectual Property Asset). There are no pending or, to the Sellers’ Knowledge, threatened claims alleging any infringement referred to in clause (i) of the previous sentence and, to the Sellers’ Knowledge, there is no existing fact or circumstance that could reasonably be expected to give rise to such a claim. The Sellers have obtained waivers of, or consents in relation to, moral rights (or equivalent rights) in connection with the continued use of any Intellectual Property Asset in the Business.
(c)Except as set forth on Schedule 4.10(c), after the Closing, no royalties, fees or other payments will be payable to any Person in connection with the Intellectual Property Assets, other than pursuant to the Intellectual Property Agreements.
(d)Following the Closing, Buyer shall have all rights to make, use, sell, distribute, offer for sale, import, export, reproduce, display, perform, create derivative works based upon and otherwise exploit or commercialize the Intellectual Property Assets free and clear of all Encumbrances other than under the Intellectual Property Agreements.
(e)Each Seller has (i) taken commercially reasonable measures to maintain and protect the operation and security of its IT Systems included in the Purchased Assets, and (ii) complied in all material respects with all Data Security Requirements. Since January 1, 2013, there has been no failure of any portion of any IT System included in the Purchased Assets that has resulted in a material disruption or interruption in the operation of the Business.
4.11Legal Proceedings; Governmental Orders.
(a)Except as set forth in Schedule 4.11(a), (i) there are no Actions pending or, to Sellers’ Knowledge, threatened against or by any Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, and (ii) there are no facts or circumstances to the Sellers’ Knowledge that could reasonably be expected to give rise to any Action that would be required to be disclosed pursuant to this Section 4.11(a). Schedule 4.11(a) also sets forth all Actions against or by any Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities since January 1, 2013, that if pending would be required to be listed on Schedule 4.11(a) pursuant to the first sentence of this Section 4.11(a).
(b)Except as set forth in Schedule 4.11(b), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business, the Purchased Assets or the Assumed Liabilities.
4.12Compliance With Laws; Permits.
(a)Except as set forth in Schedule 4.12(a), Sellers are in compliance in all material respects with all Laws, Governmental Orders and Permits applicable to the conduct of the Business or the ownership and use of the Purchased Assets. No Seller has received written notice that it or the Business is in breach or violation of any Laws, Governmental Orders or Permits applicable to the conduct of the Business or the ownership and use of the Purchased Assets or is under investigation.

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(b)Schedule 4.12(b) sets forth a correct and complete list of all material Permits with respect to (a) the use of the Purchased Assets or (b) the operation of the Business, in either case that are held by or for the benefit of any Seller (the “Seller Permits”). There are no Permits other than the Seller Permits that are required to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets. All Seller Permits are valid, subsisting and in full force and effect, no Seller is in breach or violation of any Seller Permit and no Action is pending, or to the Sellers’ Knowledge threatened, to revoke or limit any Seller Permit. There has been made available in the Data Room a correct and complete copy of each Seller Permit and all amendments thereto.
(c)None of the representations and warranties in Section 4.12 shall be deemed to relate to environmental matters (which are governed by Section 4.13), employee benefits matters (which are governed by Section 4.14), employment matters (which are governed by Section 4.15) or tax matters (which are governed by Section 4.16).
4.13Environmental Matters.
(a)Except as set forth in Schedule 4.13(a), the operations of Sellers (or any predecessor in interest of the Sellers) with respect to the Business and the Purchased Assets are in compliance in all material respects with all Environmental Laws. Sellers have not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law which have not been settled prior to the date hereof. To Sellers’ Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any material Environmental Claim relating to the continued operation of the Business after Closing.
(b)Except as set forth in Schedule 4.13(b), Sellers have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Schedule 4.13(b)) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. All Environmental Permits are valid, subsisting and in full force and effect, no Seller is in breach or violation of any Environmental Permit and no Action is pending, or to the Sellers’ Knowledge threatened, to revoke or limit any Environmental Permit.
(c)None of the Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state or provincial list.
(d)Except as set forth in Schedule 4.13(d), since January 1, 2013, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business, the Purchased Assets or any Real Property. No Seller has received any Environmental Notice that the Business or any of the Purchased Assets or Real Property has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim after Closing relating to the continued operation of the Business after Closing or violate the term of any Environmental Permit held by Buyer after Closing which Permit contained terms identical in all material respects to any Permit held by the Sellers.

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(e)Except as set forth in Schedule 4.13(e), since May 1, 2007, there have been no material environmental site assessments, audits or other investigations of the operation of the Business or the Real Property which are currently in the possession of the Director of Global Environmental and Safety of Sonoco Products Company or his staff . There has been made available in the Data Room a complete copy of any such assessment, audit or investigation.
(f)The representations and warranties set forth in this Section 4.13 are the Sellers’ sole and exclusive representations and warranties regarding environmental matters.
4.14Employee Benefit Matters.
(a)Schedule 4.14(a) contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees of the Business or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by any Seller, or under which any Seller has any liability for premiums or benefits (as listed on Schedule 4.14(a), each, a “Benefit Plan”).
(b)Except as set forth in Schedule 4.14(b), no Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or is a defined benefit plan.
(c)Except as set forth in Schedule 4.14(c) and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(d)Except as set forth in Schedule 4.14(d), no Benefit Plan or other plan, agreement or arrangement involving any Seller exists that could: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; or (ii) except as provided in Section 6.6, accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(e)Each Benefit Plan has been established, maintained, funded and administered in material compliance with its terms and with the requirements prescribed by all applicable Laws. All Seller and employee payments, contributions and premiums required to be accrued, remitted, or paid to or in respect of each Benefit Plan have been accrued, paid or remitted in a timely fashion in accordance with its terms, GAAP, and all applicable Laws. Each Benefit Plan that is subject to the Patient Protection and Affordable Care Act (the “ACA”) provides, and will continue to provide through the end of 2016, “affordable,” “minimum

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essential coverage” that provides “minimum value” to its “full-time employees” and their “dependents” (as each of those terms is defined under, or determined in accordance with, the ACA).  Seller will continue to maintain each such Benefit Plan in accordance with the ACA as long as any Transferred Employees are covered thereunder, such that the Business and Buyer would not reasonably be expected to be liable for any tax, penalty, or any other payment to the IRS pursuant to Code Section 4980H and the regulations thereunder.
(f)Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has received a current favorable determination letter from the Internal Revenue Service, and nothing has occurred since the date of such determination letter that has adversely affected the qualified status of any such Benefit Plan.
(g)The representations and warranties set forth in this Section 4.14 are the Sellers’ sole and exclusive representations and warranties regarding employee benefit matters.
4.15Employment Matters. Schedule 4.15 sets forth the name and job title of each Employee, and such Employee’s annual base salary. Except as set forth on Schedule 4.15:
(a)No Seller is a party to, bound by, any pre-recognition agreement, neutrality agreement, collective bargaining or other Contract with a labor organization representing any of the Employees, nor has any Seller been such a party or been so bound since January 1, 2013. No labor organization or union has been voluntarily recognized or certified by a relevant labor relations authority, to the extent applicable, or voluntarily recognized by any Seller, as bargaining agent for any of the employees of such Seller and no labor organization or union organizing, corporate campaign, or certification activities are underway or, to the Sellers’ Knowledge, threatened with respect to the Business.
(b)Since January 1, 2013, there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, handbilling, picketing, primary or secondary boycott or other similar labor activity or dispute affecting any Seller in relation to the Business or any of the Employees.
(c)With respect to the Business, there is not, and there has not been since January 1, 2013, any pending or to the Sellers’ Knowledge, threatened, employment-related Actions (including wrongful or tortious conduct or infraction of fundamental rights in connection with the employment relationship, liability for work related Actions and professional diseases, class or collective Actions, unfair labor practice charges or complaints based on gender, disability, age, national origin, religion, genetic, and other discrimination, harassment or retaliation claims), or non-compete or trade secret claims against any Seller by any employees of such Seller or any labor organization or union on behalf of employees of any Seller, nor is there any grievance or conduct that could reasonably be expected to lead to such an Action.
(d)With respect to the Business, each Seller has complied in all material respects with all employment Contracts, employment policies (whether written or non-written), terms and conditions of employment, settlement agreements, consent decrees, arbitration awards,

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all social security obligations and debts arising in connection with social security obligations, and social security, labor and employment Laws (including those relating to employee classification, work authorizations or visas and other immigration-related matters, vacations, paid leave vacations, holiday pay, paid leave, overtime work, outsourcing, wages, hours, and equal employment opportunity) and any Governmental Orders resulting from alleged violations of any labor and employment Laws. With respect to the Business, no Seller has been warned, fined or otherwise penalized for failure to comply with any employment Laws.
(e)Any notice of the transactions contemplated hereby that is required to be given under any Law or Governmental Order by any Seller has been given.
4.16Taxes.
(a)Sellers have timely filed (taking into account any valid extensions) all Tax Returns required to be filed by Sellers with respect to the income or operations of the Business or the ownership of the Purchased Assets and timely paid all Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to the income or operations of the Business or the ownership of the Purchased Assets. All such Tax Returns are true, correct and complete in all material respects. Sellers are not currently the beneficiary of any extension of time within which to file any Tax Return and no written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the income or operations of the Business or the ownership of the Purchased Assets, has been filed or entered into with any Governmental Authority.
(b)Neither Sonoco US nor SDI is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(c)Sonoco Canada is registered under Part IX of the Excise Tax Act (Canada) (the “ETA”) and its registration number is 133633081RT0001.
(d)No written claim has ever been made by any taxing authority in a jurisdiction where Sellers do not file Tax Returns with respect to the income or operations of the Business or the ownership of the Purchased Assets that Sellers are or may be subject to taxation by that jurisdiction with respect to the income or operations of the Business or the ownership of the Purchased Assets.
(e)Except for certain representations related to Taxes in Section 4.14, the representations and warranties set forth in this Section 4.16 are Sellers’ sole and exclusive representations and warranties regarding Tax matters.
4.17Brokers. Except for Wells Fargo Securities, LLC, whose fees shall be paid by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

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4.18Customers and Suppliers.
(a)Schedule 4.18(a) sets forth a list of the ten largest customers of the Business (by value of sales to such customers) in the twelve (12) month period ended as of the date of the Interim Financial Statements (the “Material Customers”) and the dollar value of sales to each such customer during such period. Except as set forth on Schedule 4.18(a), since January 1, 2016, (i) no Seller has been notified in writing that any Material Customer has terminated, threatened to terminate or intends to terminate its relationship with the Business, (ii) no Material Customer has materially and adversely modified its relationship with or the terms on which it does business with the Business or, directly or indirectly, notified or threatened in writing to materially and adversely modify its relationship with or the terms on which it does business with the Business, and (iii) no Material Customer has materially decreased its purchases from the Business or, directly or indirectly, notified or threatened in writing to materially decrease its purchases from the Business.
(b)Schedule 4.18(b) sets forth a list of the ten largest suppliers of the Business (by value of purchases from such suppliers) in the twelve (12) month period ended as of the date of the Interim Financial Statements (the “Material Suppliers”) and the dollar value of purchases from each such supplier during such period. Except as set forth on Schedule 4.18(b), since January 1, 2016, (i) no Seller has been notified in writing that any Material Supplier has terminated, threatened to terminate or intends to terminate its relationship with the Business, (ii) no Material Supplier has materially and adversely modified its relationship with or the terms on which it does business with the Business or, directly or indirectly, threatened in writing to materially and adversely modify its relationship with or the terms on which it does business with the Business, and (iii) no Material Supplier has materially decreased its supply of services or supplies to the Business or, directly or indirectly, threatened in writing to materially decrease its supply of services or supplies to the Business.
4.19Insurance. Schedule 4.19 sets forth a schedule of current insurance policies covering the Business and loss runs for the Business for general liability and workers compensation for at least 3 years.
4.20Absence of Certain Business Practices. None of the Sellers, any current or former direct or indirect shareholders or Representatives of any Seller, or any other Person acting on behalf of any Seller, has directly or indirectly, (i) made any payment, loan or transfer of anything of value, including any reward, gift, contribution, advantage or benefit of any kind, to or for the benefit of any Person (including any government official, candidate for public office, political party or political campaign) (A) with the intention or understanding that any part of such payment, loan or transfer was to be used for any purpose other than that described in the documents supporting the payment, (B) for the purpose of (1) influencing any act or decision of any Person, (2) inducing any Person to do or omit to do any act in violation of a lawful duty, (3) obtaining or retaining business for or with any Person, (4) expediting or securing the performance of official acts of a routine nature, or (5) otherwise securing any improper advantage, (C) if not given in the past, could reasonably be expected to have had an adverse effect on the Business, or (D) if not continued in the future, could reasonably be expected to

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adversely affect the Business, (ii) established or maintained any unrecorded fund or asset for any purpose, or made any false or artificial entries on the books of account of any Seller for any reason, or (iii) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar payment of any nature. Without limiting the foregoing, none of the Sellers, any current or former direct or indirect shareholders or Representatives of any Seller, or any other Person acting on behalf of any Seller, has, directly or indirectly, violated or is in violation of any applicable anti-corruption or anti-bribery Law, including the Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada).
4.21Inventory. All Inventory is of a quantity and quality usable and salable in the Ordinary Course of Business, is not obsolete, defective, damaged or slow moving (subject to reserves therefor reflected on the Actual Working Capital), is merchantable, fit for its intended use and is valued in accordance with GAAP. Except as set forth on Schedule 4.21, no Inventory is subject to any consignment, bailment, warehousing or similar Contract. In the case of any consignment, bailment, warehousing or similar Contract with respect to any Inventory, the Sellers have taken all actions as may be necessary or appropriate to ensure that the Inventory is not subject to any Encumbrance created on the properties of any consignee, bailee, warehouseman or similar Person.
4.22Solvency. The value of each Seller’s assets exceeds its respective Liabilities and each Seller is able to pay its Liabilities as they come due in the Ordinary Course of Business. There has not been filed any petition or application, or any Action commenced by or against any Seller with respect to any of its assets under any Law relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors’ rights, and no assignment has been made by any Seller for the benefit of creditors.
4.23Products. Except as set forth on Schedule 4.23, all products manufactured, sold or delivered by the Business and all services provided by the Business since January 1, 2013 have complied in all material respects with all Laws, all applicable warranties, and with any written specifications related thereto, and no Seller has any liability for replacement or repair thereof or other damages in connection therewith other than Warranty Claims. Schedule 4.23 sets forth the aggregate amount of the product warranty claims for the Business since January 1, 2013. No Seller has received any written claim, or to the Sellers’ Knowledge, been threatened with an oral claim, (i) for liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products or services designed, sold, manufactured, performed or delivered by the Business or (ii) that otherwise alleges that any product designed, sold, manufactured, performed or delivered by the Business is defective, whether by reason of design, manufacture or otherwise, or that the goods or services designed, sold, manufactured, performed or delivered by the Business fail to meet any product or service warranties or any applicable standards or specifications. No Seller has issued any recalls of products or been required to file, or has filed, a notification or other report with any Governmental Authority concerning actual or potential hazards with respect to any product designed, sold, manufactured, performed or delivered by the Business.

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4.24Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed by the Sellers in the Ordinary Course of Business and are valued in accordance with GAAP. There is no contest, claim, defense or right of setoff under any Contract with any account debtor of any Account Receivable relating to the amount or validity of such Account Receivable
4.25No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV including the related portions of the Schedules, neither Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives including any information, documents or material made available to Buyer in the Data Room, or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof and will be true and correct as of the Closing Date (or, in each case, if made as of a specified date, as of such date).
5.1Organization and Authority of Buyer. US Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Canadian Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the country of Canada.
5.2Authority of Buyer. Buyer has all necessary limited liability company or corporate, as applicable, power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a

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legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.3No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation, by-laws or operating agreement, as applicable, of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the Antitrust Laws and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.
5.4Canadian Tax Registration. Canadian Buyer is registered under Part IX of the ETA and its registration number is 874235666 RT0001.
5.5Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
5.6Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
5.7Buyer Financing. Buyer has, and as of the Closing Date will have, financing in place and available to it to satisfy all of Buyer’s obligations under this Agreement and to close the transactions described in this Agreement and to pay all Buyer’s transaction expenses.
5.8Acknowledgment by Buyer. Buyer acknowledges that none of the Sellers, nor any other Person has made any representation or warranty, express or implied, whether verbally or in writing, as to the accuracy or completeness of any information regarding the Business not specifically and expressly set forth in this Agreement and none of the Sellers or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the

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distribution to Buyer or its Representatives or Buyer’s or its Representative’s use of any such information, including any confidential information memoranda distributed on behalf of the Sellers relating to the Business or other publications or Data Room information provided or made available to Buyer or its Representatives, or any other document or information in any form provided (including whether provided verbally or in writing) or made available to Buyer or its Representatives, including management presentations, in connection with the transactions contemplated hereby.  The consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty or omission by, or information from, the Sellers or any of their respective Affiliates, employees or Representatives, nor any other Person, except for the representations and warranties specifically and expressly set forth in this Agreement.  SUCH EXPRESS REPRESENTATIONS AND WARRANTIES BY THE SELLERS IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANIES), ARE SPECIFICALLY DISCLAIMED BY THE SELLERS.  WITHOUT LIMITING THE FOREGOING, BUYER SPECIFICALLY ACKNOWLEDGES THAT THE SELLERS MAKE NO REPRESENTATION OR WARRANTY CONCERNING ANY PROJECTIONS PROVIDED BY OR ON BEHALF OF THE SELLERS TO BUYER.  BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.
ARTICLE VI
COVENANTS
6.1Operation and Maintenance of the Business. Prior to the Closing, unless disclosed on Schedule 6.1 or unless Buyer otherwise consents in writing, the Sellers will:
(a)conduct the Business only in the Ordinary Course of Business; use commercially reasonable efforts, consistent with sound business practice, to (i) keep in full force and effect its existence and all material rights, franchises, and contractual rights relating or pertaining to the Business; (ii) preserve their present relationships with their employees, customers, suppliers, service providers, landlords and other Persons with whom the Sellers have business relations; (iii) maintain the assets included in the Purchased Assets in such general state of repair as is reasonably necessary for the conduct of the Business consistent with then present needs and past practices, including replacement in accordance with reasonably prudent business practices of any inoperable, worn out or obsolete assets with assets of quality consistent with reasonably prudent business practices and then current needs and, in the event of a condemnation, casualty, loss or other material damage to any of the assets prior to the Closing Date, use commercially reasonable efforts to either repair or replace such condemned or damaged property; and

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(b)maintain the books, accounts and records of the Business in accordance with past custom and practice as used in the preparation of the Financial Statements.
Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing. Prior to the Closing, the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.
6.2Negative Covenants. Prior to the Closing, without Buyer’s prior written consent, which may not be unreasonably withheld, the Sellers will not:
(a)except for purchase orders entered into in the Ordinary Course of Business, enter into any Contract with any supplier pursuant to which it has monetary or in kind obligations in excess of $500,000 in the aggregate pursuant to such Contract;
(b)increase the base salary of any Employee or make any material change to any Benefit Plan, in each case other than (i) in the Ordinary Course of Business, (ii) pursuant to the existing terms of any existing agreement or Benefit Plan, or (iii) as may be related solely to the period prior to Closing;
(c)take, or agree to take, any action (or fail to take, or agree to fail to take, any action), that could reasonably be expected to result in (i) the occurrence of any event or matter set forth in Section 4.5 or (ii) any of the conditions in Section 3.2 not being satisfied; or
(d)agree to take any of the foregoing actions.
Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing. Prior to the Closing, the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.
6.3Information and Exclusivity.
(a)Access. From time to time at Buyer’s request upon reasonable prior notice and at reasonable times, the Sellers will provide to Buyer and its Representatives and its agents, employees and accounting, tax, legal and other advisors (collectively, the “Investigating Parties”):
(i)access to the Properties, offices and assets of the Business;
(ii)access to all books and records of the Business, including the Books and Records (except employee medical records) and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); and

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(iii)the opportunity to discuss the affairs of the Business with the current senior officers of the Sellers who would reasonably be presumed to have information which would be relevant for the purposes of planning for the transition to the Buyer’s ownership, upon prior notice to and approval of the Sellers, which approval may not be unreasonably withheld, delayed or conditioned except that the Sellers may require one of its Representatives to be present for any such meeting.
Buyer agrees that the Sellers may limit the access granted pursuant to this Section 6.3(a) to, among other things, preserve the confidential nature of this Agreement and the transactions contemplated hereby. Buyer further agrees that all information derived by Buyer or any of the Investigating Parties as a result of the above shall be governed by the terms and conditions of the Confidentiality Agreement. Without limiting the foregoing, Buyer acknowledges and agrees that neither Buyer nor any Investigating Party may contact any customer, vendor, financing source, other related party or any employee of any of the Sellers without the express written permission of the Sellers.
(b)Exclusivity. The Sellers shall not, and shall not permit any Affiliate of any Seller or any Representative of any Seller or any Affiliate of any Seller to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired Person or otherwise, any transaction involving a merger, consolidation, business combination, or direct or indirect purchase or disposition of the Purchased Assets other than in the Ordinary Course of Business or direct or indirect purchase or disposition of any equity interests in any Seller (an “Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the Business in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing.
(c)Buyer Financing Activities. Buyer acknowledges and agrees that the Sellers and their Affiliates have no responsibility for any financing that the Buyer may raise in connection with the transactions contemplated hereby, and no responsibility for the content of any rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents prepared by or on behalf of the Buyer or any of its Affiliates, or the Buyer’s financing sources, in connection with the Buyer’s financing activities in connection with the transactions contemplated hereby.
6.4Efforts to Close. Each Party will use commercially reasonable efforts to cause the conditions to Buyer’s and Sellers’ obligations to consummate the transactions contemplated by this Agreement to be satisfied (including the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such Party in connection with or prior to the Closing).
6.5Antitrust Laws. As soon as possible after the date hereof, the Parties shall prepare and file with the Antitrust Authorities, all materials and information required to be filed

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with or provided to the Antitrust Authorities pursuant to the applicable Antitrust Law with respect to the transactions contemplated by this Agreement, with all filing fees associated therewith paid by Buyer. Buyer and the Sellers will each promptly supply any additional information as may be required or requested by an Antitrust Authority in connection with the transactions contemplated by this Agreement. Buyer agrees to, and will cause its Affiliates to, use reasonable commercial efforts to take any and all actions necessary to avoid, eliminate and resolve any and all impediments under any Antitrust Law or other trade regulation law that may be asserted by any Antitrust Authority or Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement and to obtain all consents, approvals and waivers under any Antitrust Law or other trade regulation law that may be required by any Antitrust Authority or Governmental Authority to enable the Parties to close the transactions contemplated by this Agreement as promptly as practicable.
Sellers shall furnish such information and assistance to Buyer as Buyer may reasonably require for the purpose of obtaining the Antitrust Approvals. Sellers shall not agree to extend any waiting period under any Antitrust Law and shall not engage in any communications or enter into any negotiations, commitments or agreements with any Antitrust Authority or Governmental Authority with respect to the Antitrust Approvals without the prior written consent of the Buyer. Sellers shall not take any action that will have the effect of delaying, impairing, or impeding the receipt of the Antitrust Approvals. Sellers agree and acknowledge that Buyer and its external counsel shall have the sole right to determine, direct and control the general strategy and methods for obtaining the Antitrust Approvals.
Notwithstanding the above, and subject to applicable Laws, each Party will provide the other Party (or its external counsel in respect of competitively-sensitive, privileged or confidential matters) with a reasonable opportunity to review and comment on all filings, applications and submissions with Antitrust Authorities in respect of the Antitrust Approvals and the other Party will use its commercially reasonable efforts to cooperate with and assist such Party in the preparation and making of all such filings, applications and submissions in connection with the obtaining of Antitrust Approvals (including providing any necessary information for the completion of such filings, applications and submissions, and responding promptly to any additional information requests from Antitrust Authorities in respect of the Antitrust Approvals).
Each Party will promptly notify the other Party (or its external counsel with respect to competitively-sensitive, privileged or confidential materials) any material communication to such Party from any Antitrust Authority in respect of the Antitrust Approvals in respect of the transactions contemplated herein (and provide a copy thereof if such communication is in writing) and, subject to applicable Laws, provide the other Party (or its external counsel in respect of competitively-sensitive, privileged or confidential matters) with reasonable opportunity to review and comment on any proposed written material communication to any such Antitrust Authority in respect of the Antitrust Approvals. Each Party will consult with the other Party (or its external counsel in respect of competitively-sensitive, privileged or confidential matters) prior to participating in any substantive meeting or discussion with any Antitrust Authority in respect of the Antitrust Approvals in respect of the transactions contemplated herein and give the other Party (or its external counsel in respect of competitively-

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sensitive, privileged or confidential matters) the opportunity to attend and participate thereat (if such attendance and participation is permitted).
6.6Employees and Employee Benefits.
(a)Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all persons actively employed by Sellers who worked exclusively for the Business immediately prior to Closing and who are listed on Schedule 6.6(a) (the "Employees"), including Employees who are absent due to vacation or military leave, (the Employees who accept such employment and commence employment on the Closing Date shall be referred to as “Transferred Employees”). With respect to Employees who are absent due to family leave, other non-military leave, or short-term disability as set out on Schedule 6.6(a), if such Employee is released to return to work within six (6) months after the Closing Date, then Buyer or its Affiliate shall offer employment to such Employee and for the avoidance of doubt, Buyer shall have no obligation to offer employment to any such Employee who is not released to return to work within six (6) months after the Closing Date. Buyer shall have no obligation to offer employment to (i) any persons other than those listed on Schedule 6.6(a) or (ii) any person who is on long-term disability immediately prior to Closing. Following acceptance of such offer, such an Employee shall become a Transferred Employee.
(b)During the period commencing on the Closing Date and ending on the date which is 12 months from the Closing (or if earlier, the date of the Transferred Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Sellers immediately prior to the Closing; and (ii) target bonus opportunities (excluding equity-based compensation), retirement, severance, and welfare benefits that are substantially similar in the aggregate to those provided to similarly-situated employees of Buyer.
(c)With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer for the benefit of any Transferred Employee, Buyer shall, or shall cause its Affiliate to, as of the relevant transfer date, recognize all service of the Transferred Employees with Sellers, as if such service were with Buyer, for vesting and eligibility purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.
(d)Effective as of the Closing, except as provided in the Transition Services Agreement, the Transferred Employees shall cease active participation in the Benefit Plans. Sellers shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees on or prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the date of the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; (iii) long-term

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disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates and (iv) with respect to any benefits specified in the Transition Services Agreement, as provided in the Transition Services Agreement.
(e)Sellers shall be solely responsible for any (i) transaction bonuses, “stay pay” bonuses, change in control payments, severance payments, or similar bonuses or payments and (ii) any other bonuses or payments earned or accrued with respect to the period ending on the Closing Date (including, in each case, all Taxes and benefit plan contributions associated therewith) due to any Employees, notwithstanding that any such Employee is a Transferred Employee.
(f)Sellers shall fully vest all Transferred Employees in their accounts under the Sonoco Retirement and Savings Plan (the “Seller 401(k) Plan”) and the Sonoco Pension Plan. All contributions, including all employer contributions and employee salary reduction contributions, that are due under the Seller 401(k) Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions with respect to the period on or before the Closing Date that are not yet due will be made to the Seller 401(k) Plan as soon as possible following Closing, including the applicable prorated amount of any annual contributions, without application of any hours or “last day” requirement in the Seller 401(k) Plan. Sellers will permit Transferred Employees to roll over their Seller 401(k) Plan accounts, including loan balances, to a defined contribution plan of Buyer. Buyer’s defined contribution plan will accept such rollovers, including loan balances, as soon as administratively practicable, provided that Buyer receives reasonable assurance that the Seller 401(k) Plan is in compliance with all applicable laws, and has received a current IRS determination letter.
(g)No assets or liabilities of any Benefit Plan will transfer to Buyer, and all such assets and liabilities will remain with Sellers.
(h)At or prior to Closing, Sellers shall make a cash payment to each Transferred Employee that would receive benefits under any non-qualified deferred compensation plan (regardless of whether such plan is subject to Section 409A of the Code) or any outstanding award under any equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) if such benefits or awards were fully vested at Closing, in an amount equal to the value of such vesting.
(i)This Section 6.6 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.6. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.6 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

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6.7Books and Records.
(a)In order to facilitate the resolution of any claims made against or incurred by Sellers relating to the period prior to the Closing, or for any other proper business purpose, for a period of 7 years after the Closing, Buyer shall:
(i)retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with Buyer’s practices; and
(ii)upon reasonable notice, afford the Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.
Notwithstanding the foregoing, Buyer may dispose of such Books and Records prior to the 7th anniversary of Closing if it gives Sellers not less than 30 days’ notice of its intent to dispose of such Books and Records and offers Sellers the opportunity, at Sellers’ expense, to have such records delivered to Sellers.
(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other proper business purpose, for a period of 7 years after the Closing, Sellers shall:
(i)retain the books and records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and
(ii)upon reasonable notice, afford the Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.
Notwithstanding the foregoing, Sellers may dispose of such books and records prior to the 7th anniversary of Closing if they give Buyer not less than 30 days’ notice of their intent to dispose of such books and records and offer Buyer the opportunity, at Buyer’s expense, to have such records delivered to Buyer.
(c)Neither Buyer nor Sellers shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.7 where such access would violate any Law, breach any agreement, cause the loss of any privilege or is in connection with any dispute or Action between Buyer and Sellers.

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6.8Non-Competition, Non-Interference and Non-Solicitation. Each Seller hereby agrees to be bound by the non-competition, non-interference and non-solicitation provisions set forth on Exhibit 6.8.
6.9Tax Matters.
(a)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).
(b)Allocation of Taxes. To the extent not otherwise reflected in the Target Working Capital and the Actual Working Capital, all Taxes and Tax Liabilities with respect to the income and operations of the Business or the ownership of the Purchased Assets that relate to any period beginning on or before and ending after the Closing Date shall be apportioned between Sellers and Buyer as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis; and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Business as though the taxable year of the Business terminated at the close of business on the Closing Date.
(c)Accounts Receivable Election. If applicable, the Buyer and Sonoco Canada shall elect jointly in the prescribed form under section 22 of the Income Tax Act (Canada) (the “Tax Act”) and the equivalent or corresponding provisions of any applicable provincial Tax statute, if applicable, as to the sale of those accounts receivable, if any, included in the portion of the Purchased Assets of which Sonoco Canada has rights, title and interest to (the “Sonoco Canada Purchased Assets”) in a manner consistent with the portion of the Purchase Price allocated to such accounts receivable pursuant to Section 2.9. This election shall be made within the time prescribed by the Tax Act for such elections.
(d)Future Obligations Election. If applicable, the Buyer and Sonoco Canada shall jointly execute and file an election under subsection 20(24) of the Tax Act in the manner required by subsection 20(25) of the Tax Act and under the equivalent or corresponding provisions of any applicable provincial Tax statute, in the prescribed forms and within the time period permitted under the Tax Act and under any applicable provincial Tax statute, as to such amount paid by Sonoco Canada to the Buyer for assuming future obligations in respect of the Business. In this regard, the Buyer and Sonoco Canada acknowledge that a portion of the Sonoco Canada Purchased Assets transferred by Sonoco Canada pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Tax Act and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by Sonoco Canada as a payment for the assumption of such future obligations by the Buyer.
(e)HST/GST Election. If applicable, the Buyer and Sonoco Canada shall execute a joint election under section 167 of the ETA in respect of the transfer of the Sonoco

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Canada Purchased Assets. The Buyer shall file such election within the time prescribed by subsection 167(1.1) of the ETA. Notwithstanding anything to the contrary in this Agreement, the Buyer shall indemnify and hold harmless Sonoco Canada and its Affiliates in respect of any Taxes under the ETA, which may be assessed against Sonoco Canada as a result of the transfer of such Sonoco Canada Purchased Assets not being eligible for such election, or for Taxes as a result of the Buyer’s failure to file the election within the prescribed time. This indemnity shall survive the Closing.
(f)Non-Competition. Sonoco Canada, its Affiliates and the Buyer agree to take all reasonable steps necessary to apply the provisions of subsection 56.4(7) of the Tax Act to the restrictive covenants granted pursuant to Section 6.8 of this Agreement including making any necessary tax elections under subsection 56.4(7). Sonoco Canada, its Affiliates and the Buyer also agree to prepare their respective tax returns consistent with the application of subsection 56.4(7) of the Tax Act to Section 6.8 of this Agreement.
(g)Certain Actions. Sellers shall not take any actions (including filing any Tax Return or amended Tax Return, responding to any audit or inquiry by a taxing authority, or settling or compromising any controversy with a taxing authority) that would adversely affect the Tax liability of Buyer or any of its Affiliates without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall not take any actions (including filing any Tax Return or amended Tax Return, responding to any audit or inquiry by a taxing authority, or settling or compromising any controversy with a taxing authority) that would adversely affect the Tax liability of any Seller or any of their Affiliates, including the repayment of incentives received for tax periods ending on or before Closing Date, without the prior written consent of Sonoco US, which consent shall not be unreasonably withheld, conditioned or delayed.
6.10Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
6.11Notification of Certain Matters.
(a)From the date hereof until the Closing, the Sellers shall give written notice to the Buyer within five Business Days of becoming aware of (i) any notices, complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority with respect to the transactions contemplated hereby, (ii) any written notices or other written communications from any Persons alleging that the consent of such Person is or may be required with respect to the transactions contemplated hereby and (iii) the institution of any material Action involving any Seller or any Affiliate of any Seller relating to the transactions contemplated hereby.

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(b)From the date hereof until the Closing, the Buyer shall give written notice to the Sellers within five Business Days of becoming aware of (i) any notices, complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority with respect to the transactions contemplated hereby, (ii) any written notices or other written communications from any Persons alleging that the consent of such Person is or may be required with respect to the transactions contemplated hereby and (iii) the institution of any material Action involving Buyer or any its Affiliates relating to the transactions contemplated hereby.
6.12Confidentiality.
(a)Sellers shall not (and shall cause their Affiliates and Representatives not to) directly or indirectly use, disclose, reveal, publish, transfer or provide access to, any Confidential Information, in each case without the prior written consent of Buyer.
(b)For purposes of this Section 6.12, the term “Confidential Information” means all information, whether or not in writing, concerning the Business, including (i) plans, strategies, methods, policies, negotiations or litigation, (ii) marketing information, including strategies, methods, customer and supplier identities or other information about customers and suppliers, prospect identities or other information about prospects, or market analyses or projections, (iii) financial information, including cost and performance data, purchasing and sales data and price lists, (iv) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts, ideas, developments, modifications, processes, algorithms, databases, computer programs, techniques, trade secrets, graphics or images and audio or visual works and other works of authorship, whether or not patentable or copyrightable, and (v) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. The term “Confidential Information” does not include information that was or becomes generally available to the public other than as a result of a disclosure by any Seller, any Affiliate of any Seller or any Representative of any Seller or its Affiliates in violation of this Agreement.
6.13Bulk Sales. The Parties hereby waive compliance with the provisions of the Bulk Sales Act (Ontario) or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer.
ARTICLE VII
TERMINATION
7.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written agreement of the Sellers and Buyer;

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(b)by either the Sellers or Buyer, by written notice to the other Party, if the Closing has not occurred on or before December 30, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose breach of any provision of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;
(c)by either the Sellers or Buyer, by written notice to the other Party, if events have occurred which have made it impossible to satisfy, prior to the Termination Date, a condition precedent to the terminating Party’s obligation to consummate the transactions contemplated hereby (unless such terminating Party’s breach of this Agreement has caused the condition to be unsatisfied);
(d)by the Sellers, by written notice to Buyer, on any date determined for the Closing in accordance with Section 3.1 if (i) each condition set forth in Section 3.2 has been satisfied (or will be satisfied by the delivery of documents or actions taken by the Parties at the Closing) or waived in writing on such date, (ii) the Sellers have irrevocably notified Buyer in writing that they are ready, willing and able to consummate the Closing and (iii) Buyer has nonetheless refused to consummate the transactions contemplated by this Agreement; or
(e)by Buyer, by written notice to the Sellers, on any date determined for the Closing in accordance with Section 3.1 if (i) each condition set forth in Section 3.3 has been satisfied (or will be satisfied by the delivery of documents or actions taken by the Parties at the Closing) or waived in writing on such date, (ii) Buyer has irrevocably notified the Sellers in writing that it is ready, willing and able to consummate the Closing and (iii) the Sellers have nonetheless refused to consummate the transactions contemplated by this Agreement.
7.2Effect of Termination. If this Agreement is terminated as provided in Section 7.1, then this Agreement will forthwith become void and there will be no liability on the part of any Party to any other Party or any other Person in respect hereof; provided that:
(a)the obligations of the Parties described in this Section 7.2, ARTICLE IX and in the Confidentiality Agreement will survive any such termination;
(b)no such termination will relieve Buyer from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination;
(c)no such termination will relieve the Sellers from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination; and
(d)no such termination will relieve any Party from any liability for any fraud or knowing breach committed by such Party.

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ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION
8.1Survival of Representations and Warranties. Subject to Section 8.5, all representations, warranties, agreements, covenants and obligations made or undertaken by the Parties in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the Parties hereunder and shall not merge in the performance of any obligation by any Party, and will remain in full force and effect and shall survive the Closing as follows: (i) Sections 4.1, 4.2, 4.3(a) and (d), 4.7(a) and (b), 4.9(a), 4.17, 5.1, 5.2, 5.3(a) and 5.5 (the “Fundamental Representations”) shall not expire but shall remain in full force and effect after Closing without time limitation, (ii) Section 4.14 shall survive Closing for a period of three years from the Closing Date and (iii) all other representations shall survive Closing for a period of 15 months from the Closing Date (the “Survival Periods”). Notwithstanding anything herein to the contrary, there shall be no time limitation for any Action alleging fraud or knowing breach.
8.2Indemnification by the Sellers. Subject to the terms of this ARTICLE VIII, the Sellers agree to jointly and severally indemnify and hold Buyer, its Affiliates, their successors and assigns, and the respective Representatives of all of the foregoing harmless from and against any and all Losses suffered or incurred by such Persons arising out of:
(a)claims for personal injury (including death) or property damage arising out of any products manufactured or sold by Sellers on or before the Closing Date;
(b)claims for improper services rendered or omissions made in services rendered by Sellers on or before the Closing Date;
(c)any misrepresentation, or breach of any representation or warranty of the Sellers contained in this Agreement, in the Schedules or Exhibits, in any other Transaction Document or in any certificate or other instrument furnished or to be furnished by the Sellers at Closing hereunder;
(d)any breach of any covenant of the Sellers contained in this Agreement, the Schedules or Exhibits attached hereto, in any other Transaction Document or in any certificate or other instrument furnished or to be furnished by the Sellers at Closing hereunder;
(e)any Action of any kind whatsoever which arises from, actions (or inactions) of the Sellers (or any predecessor in interest of the Sellers), the operation of the Business or the Purchased Assets on or before the Closing Date (other than with respect to an Assumed Liability) or any debt, obligation or liability of the Sellers existing or accrued on or before the Closing Date (other than with respect to any Assumed Liability);
(f)any Excluded Liabilities;
(g)any Warranty Claims in excess of the reserve for Warranty Claims used in calculating Actual Working Capital; and

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(h)any failure to comply with any “bulk sales” Laws.
For purposes of determining whether there has been any misrepresentation or breach of any representation or warranty of the Sellers in this Agreement and the amount of Losses resulting from such misrepresentation or breach, such representation and warranty shall be read without regard and without giving effect to the term “material,” “Material Adverse Effect” or similar qualifiers, exceptions or phrases contained therein (as if such word(s) were deleted therefrom).
8.3Indemnification by the Buyer. Subject to the terms of this ARTICLE VIII, Buyer agrees to indemnify and hold the Sellers, their Affiliates, their successors and assigns, and the respective Representatives of all of the foregoing harmless from and against all Losses suffered or incurred by such Persons arising out of:
(a)claims for personal injury (including death) or property damage arising out of any products manufactured and sold to third parties after the Closing Date;
(b)claims for improper services rendered or omissions made in services rendered to third parties, after the Closing Date;
(c)any misrepresentation, or breach of any representation or warranty of Buyer contained in this Agreement, in the Exhibits, in any other Transaction Document or in any certificate or other instrument furnished or to be furnished by Buyer at Closing hereunder;
(d)any breach of any covenant of Buyer contained in this Agreement, in the Exhibits attached hereto, in any other Transaction Document or in any certificate or other instrument furnished or to be furnished by Buyer at Closing hereunder;
(e)the Assumed Liabilities; and
(f)except as otherwise indemnifiable under Section 8.2, any Action of any kind whatsoever which arises from, actions (or inactions) of the Buyer (or any successor in interest of the Buyer), the operation of the Business or the Purchased Assets after the Closing Date (other than with respect to an Excluded Liability) or any debt, obligation or liability of the Buyer existing or accrued after the Closing Date (other than with respect to any Excluded Liability).
8.4Defense of Claims.
(a)Third Party Claims.
(i)If any Person entitled to indemnification under this Agreement (an “Indemnitee”) receives notice of the assertion of any claim or of the commencement of any Action by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnitee, against which a Party is obligated to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof (a “Third Party Claim Notice”), but in any event no later than fifteen (15) calendar days after receipt of such notice of such Third Party Claim (the

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“Third Party Claim Notice Period”); provided, that the failure to provide a Third Party Claim Notice within the Third Party Claim Notice Period shall not impair the Indemnitee’s rights hereunder or relieve the Indemnifying Party of its obligations hereunder except to the extent such failure materially prejudices the Indemnifying Party. The Third Party Claim Notice will describe the Third Party Claim in reasonable detail, and will indicate the estimated amount and methodology for determining such amount, if reasonably practicable, of the indemnifiable Loss that has been or may be sustained by the Indemnitee and the provision or provisions under this Agreement or any document executed and delivered pursuant hereto upon which such Third Party Claim is based. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee no later than thirty (30) calendar days after receipt of the Third Party Claim Notice, subject to Section 8.4(a)(ii), to elect to assume, conduct and control the defense of (if it agrees in writing that, to the extent such Third Party Claim is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Indemnitee in respect thereof) any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s counsel of its choosing (subject to the approval of the Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed), and the Indemnitee will cooperate in good faith in such defense, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith, and all costs or expenses incurred by the Indemnitee at the request of the Indemnifying Party shall be paid by the Indemnifying Party. The Indemnitee will have the right (x) at the Indemnifying Party’s cost and expense, at any time to prevent default or to protect its interests, to file any pleadings or take any other action that the Indemnitee reasonably believes to be necessary or appropriate and (y) to participate in the defense of any Third Party Claim assisted by counsel of its own choosing and at its own expense, subject to the Indemnifying Party’s right to control the defense of such Third Party Claim; provided, that the Indemnitee shall not, without the written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld, conditioned or delayed), pay, compromise or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnitee shall have the right to pay, settle or compromise any such Third Party Claim without such consent, provided, that in such event, the Indemnitee shall waive any right to indemnity hereunder unless such consent is unreasonably withheld, conditioned or delayed by the Indemnifying Party. If the Indemnitee has not received written notice within such thirty (30) calendar day period that the Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnitee may, at its option, elect to settle or assume such defense, assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all Losses paid or incurred in connection therewith, provided, however, that the subject matter of such Third Party Claim is ultimately determined by a court of competent jurisdiction or otherwise agreed by the Parties to have been a Loss for which Indemnitee was properly entitled to seek indemnification from the Indemnifying Party pursuant to the terms of this ARTICLE VIII.
(ii)Without the prior written consent of the Indemnitee, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement of any Third Party Claim or cease to defend against such Third Party Claim, if pursuant to or as a result of such entry, settlement or cessation, injunctive or other equitable relief would be

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imposed against the Indemnitee. Without the prior written consent of the Indemnitee, the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement of any Third Party Claim that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnitee of a release from all liability in respect of such Third Party Claim. The Indemnifying Party shall not be entitled to control, and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any Third Party Claim to the extent that (A) such Third Party Claim seeks an order against the Indemnitee which, if successful, would be reasonably likely to adversely interfere in any material respect with the business, operations, reputation, assets, condition (financial or otherwise) or prospects of the Indemnitee, (B) such Third Party Claim relates to or arises in connection with any criminal or quasi-criminal Action, indictment or allegation; (C) such Third Party Claim seeks an injunction or other equitable relief against the Indemnitee; (D) the Indemnitee has been advised by outside counsel that such Third Party Claim involves a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnitee that makes representation of both parties inappropriate; (E) the Indemnifying Party failed or is failing to vigorously defend such Third Party Claim, or (F) such Third Party Claim has or could reasonably be expected to result in Losses in excess of the amounts that the Indemnitee is entitled to recover pursuant to Section 8.6 (and the cost of such defense shall constitute an amount for which the Indemnitee is entitled to indemnification hereunder provided that such Third Party Claim is ultimately determined to have been properly within the scope of such Indemnifying Party’s indemnification obligations under this Article VIII). If the Indemnifying Party elects to direct the defense of any Third Party Claim pursuant to Section 8.4(a)(i), the Indemnitee shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnitee for such Third Party Claim. If the Indemnitee assumes the defense of any Third Party Claim pursuant to this Section 8.4(a)(ii) and proposes to settle such Third Party Claim, then the Indemnitee shall give the Indemnifying Party prompt written notice thereof and the Indemnitee shall not settle such claim unless the Indemnifying Party consents in writing to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed, provided the Indemnitee may settle any such Third Party Claim without Indemnifying Party’s prior written consent and in such case it shall waive any right to indemnity hereunder unless such consent is unreasonably withheld, delayed or conditioned by the Indemnifying Party.
(iii)Each Party who has assumed the defense of a Third Party Claim shall use all reasonable effort to diligently defend such claim.
(iv)Notwithstanding anything else contained in this Agreement, with respect to any Third Party Claim that relates to Taxes, (i) Buyer will have the right to assume control of any such Third Party Claim unless it solely relates to Taxes (A) attributable to the Purchased Assets or the Business with respect to any taxable period that ends on or prior to the Closing Date or (B) imposed on Sellers and (ii) Sellers shall not consent to any settlement or entry of any judgment of such Third Party Claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

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(b)Direct Claims. In the event any Indemnitee has a claim under this ARTICLE VIII against any Indemnifying Party that does not involve a Third Party Claim, the Indemnitee shall promptly give written notice (the “Indemnity Notice”) describing the claim in reasonable detail, indicating the estimated amount and methodology for determining such amount, if reasonably practicable, of the indemnifiable Loss that has been or may be sustained by the Indemnitee and the provision or provisions under this Agreement or any document executed and delivered pursuant hereto upon which such claim is based, including copies of all relevant information and documents to the Indemnifying Party within a period of thirty (30) days following the discovery of the claim by the Indemnitee (the “Claim Notice Period”). The failure by any Indemnitee to give the Indemnity Notice within the Claim Notice Period shall not impair the Indemnitee’s rights hereunder or relieve the Indemnifying Party of its obligations hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. The Indemnifying Party will notify the Indemnitee within a period of thirty (30) days after the receipt of the Indemnity Notice by the Indemnifying Party (the “Indemnity Response Period”) whether the Indemnifying Party disputes its liability to the Indemnitee under this ARTICLE VIII with respect to such claim. If the Indemnifying Party notifies the Indemnitee within the Indemnity Response Period that the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of sixty (60) days from the date of such notice from the Indemnifying Party, such dispute shall be resolved pursuant to applicable Law and the amount of indemnification to which an Indemnitee shall be entitled under this ARTICLE VIII shall be determined upon the entry of a final non-appealable judgment or decree of any court of competent jurisdiction or as otherwise agreed by the Parties in writing.
8.5Continued Liability for Indemnity Claims. The liability of any Indemnifying Party hereunder with respect to claims hereunder shall continue for so long as any claims for indemnification may be made hereunder and, with respect to any such indemnification claims duly and timely made, thereafter until the Indemnifying Party’s liability therefore is finally determined and satisfied.
8.6Limitations on Indemnification.
(a)Time Limits on Claims. Except as provided herein, all claims for indemnity for a breach of a representation or warranty under Section 8.2(c) or 8.3(c) must be brought (by delivery of notice to the Indemnifying Party of such claim pursuant to this ARTICLE VIII) during the Survival Period for the representation or warranty which is the subject of the breach.
(b)Threshold Amount. No amount of indemnity shall be payable by any Indemnifying Party in the case of a claim by any Indemnitee under Section 8.2(c) or 8.3(c) unless and until such Indemnitee (and in the case of a claim under Section 8.2(c), all other Indemnitees under Section 8.2(c) and in the case of a claim under Section 8.3(c), all other Indemnitees under Section 8.3(c)) has suffered or incurred Losses aggregating in excess of 0.5% of the Base Purchase Price (the “Threshold Amount”) as a result of or arising out of the matters

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described in Section 8.2(c) or 8.3(c), as the case may be, whereupon such Indemnitee shall be entitled to claim indemnification for the full amount of its Losses, including the Threshold Amount; provided, however, any Indemnitee will not be entitled to indemnification under Section 8.2(c) or 8.3(c) with respect to individual Losses of less than Fifty Thousand Dollars ($50,000) each, except for breaches with respect to which the final sentence of Section 8.2 does not apply (the “Per Claim Limit”), and such Losses will not be counted toward the Threshold Amount; provided, further, that (i) for purposes of determining whether a Loss exceeds the Per Claim Limit, all Losses arising out of or related to the same event or circumstance or a series of related events or circumstances will be treated as one Loss and (ii) the limitations described in this Section 8.6(b) with respect to the Threshold Amount and the Per Claim Limit shall not apply with respect to any breach of, or any inaccuracy in, any Fundamental Representation or any representation contained in Section 4.14 or 4.16 or any claim based upon fraud or knowing breach.
(c)Limitation on Recovery.
(i)In connection with any indemnification claim by Buyer under this Agreement for a breach of a Fundamental Representation, Sellers shall not be liable for any amounts which, if added to all other amounts paid by Sellers as indemnification payments, would exceed the Base Purchase Price. The Buyer has taken out a policy of representation and warranty indemnity insurance with respect to Sellers’ representations and warranties which are not Fundamental Representations (the “Warranty Insurance”) with Ambridge Partners LLC (the “Warranty Insurer”); provided, that Buyer shall not be required to seek recovery under the Warranty Insurance in connection with any Losses that are subject to indemnification hereunder. Other than with respect to breaches of Fundamental Representations, Sellers will not be liable for any amount for the breach of representations and warranties under Section 8.2(c) in excess of 1.0% of the Base Purchase Price. For the avoidance of doubt, and notwithstanding anything in this ARTICLE VIII to the contrary, the Sellers shall have no right to assume, conduct or control the defense of any Third Party Claim or to consent to any settlement thereof if the Warranty Insurer would have liability under the Warranty Insurance with respect to such Third Party Claim.
(ii)In connection with any indemnification claim by Sellers under this Agreement for a breach of a Fundamental Representation, Buyer shall not be liable for any amounts which, if added to all other amounts paid by Buyer as indemnification payments, would exceed the Base Purchase Price. Other than with respect to breaches of Fundamental Representations, Buyer will not be liable for any amount for the breach of representations and warranties under Section 8.3(c) in excess of 1.0% of the Base Purchase Price.
(d)Exclusive Remedy. Except with respect to fraud or knowing breach or as may be required to specifically enforce this Agreement prior to the Closing or to specifically enforce post-Closing covenants hereunder, the indemnification rights set forth in this ARTICLE VIII are and shall be the sole and exclusive remedies of Buyer and Sellers with respect to this Agreement and the transactions contemplated hereby.

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ARTICLE IX
MISCELLANEOUS
9.1Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
9.2Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

If to Sellers:	c/o Sonoco Products Company One North Second Street Hartsville, SC 29550 Facsimile: (843) 339-6352 E-mail: kevin.mahoney@sonoco.com Attention: President

with a copy to:	Haynsworth Sinkler Boyd, P.A. 1201 Main Street Suite 2200 Columbia, SC 29211-1889 Facsimile: (803) 765-1243 E-mail: repting@hsblawfirm.com Attention: Randolph B. Epting, Esq.

If to Buyer:	Amcor Rigid Plastics USA, LLC 935 Technology Drive Ann Arbor, MI 48108 Facsimile: (734) 302-2298 E-mail: garry.noonan@amcor.com Attention: Garry Noonan

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with a copy to:	Davies Ward Phillips & Vineberg LLP 900 Third Avenue, 24th Floor New York, NY 10022 Facsimile: (212) 308-0132 E-mail: slevin@dwpv.com Attention: Steven Levin

9.3Press Releases and Announcements. Except for any public disclosure which is required by any Law, by any stock exchange rule or regulation or by any Governmental Authority in the reasonable written opinion of the disclosing Party’s legal counsel, no press releases or other public disclosures related to this Agreement or any transactions contemplated by this Agreement or other disclosures of the terms of this Agreement or any other Transaction Agreement will be issued or made by any Party without the mutual approval of Sonoco US and Buyer.
9.4Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) with respect to the determination of any period of time, “from” means “from and including” and “to” means” to but excluding”; (e) references to “written” or “in writing” include electronic transmissions delivered via electronic mail; (f) any reference to “days” shall mean calendar days unless Business Days are specified; (g) the meaning assigned to each defined term defined shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders; (h) where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning; (i) a reference to any Party or to any party to any Contract or document shall include such Person’s successors and permitted assigns; and (j) whenever the phrase “made available” is used in this Agreement in reference to a document, such document shall be deemed to have been “made available” for purposes of this Agreement if such document was made available for viewing in the Data Room at least three (3) Business Days prior to the date hereof. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document includes all exhibits and schedules thereto and means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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9.5Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
9.6Severability. If any term or provision of this Agreement or any other Transaction Document is held by a Governmental Authority of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other Transaction Document or invalidate or render unenforceable such term or provision in any other jurisdiction. Subject to clause (e) in Exhibit 6.8, upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
9.7Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.
9.8Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the foregoing, the Buyer may assign its rights and obligations hereunder (including its right to purchase the Purchased Assets), in whole or in part, to any of its Affiliates without the consent of the Sellers, but shall remain liable for any obligation of Buyer under this Agreement.
9.9No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that Sections 8.2 and 8.3 shall be for the benefit of, and enforceable by, each of the applicable Indemnitees.
9.10Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that

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waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
9.11Governing Law; Waiver of Jury Trial; Consent to Jurisdiction .
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(b).
(c)Each of the Parties irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of the Delaware Court of Chancery, any Delaware State court and any Federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the Transaction Documents or the negotiation, execution or performance of this Agreement or any other Transaction Document, or for recognition or enforcement of any judgment, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the other Transaction Documents or the negotiation, execution or performance of this Agreement or any other the Transaction Document in the Delaware Court of Chancery, any Federal court of the United States of America sitting in the State of Delaware, or in any Delaware State court, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process by registered mail addressed to it at the applicable address set forth in Section 9.2 will constitute good and valid service of process.

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9.12Specific Performance
. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
9.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
9.14No Contract Until Executed. No Party shall be bound by this Agreement and no Party shall have any obligations hereunder until and unless it is executed by all Parties.
9.15Sellers’ Representative. Each of Parent, Sonoco Canada and SDI hereby irrevocably appoints Sonoco US as its representative, granting to Sonoco US full power and authority to do and perform each and every act and thing that may be done by Parent, Sonoco Canada or SDI, as applicable, in connection with this Agreement and the other Transaction Documents as fully to all intents and purposes as Parent, Sonoco Canada or SDI, as applicable, might or could do in person, and Sonoco US hereby agrees to act as Parent’s, Sonoco Canada’s and SDI’s representative. Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by Sonoco US and actions omitted to be taken by Sonoco US in connection with this Agreement and the other Transaction Documents. Buyer is entitled to deal exclusively with Sonoco US on all matters relating to this Agreement and the other Transaction Documents. Any action taken or not taken or decisions, communications or writings made, given or executed by Sonoco US shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by each Seller. Any notice or communication delivered by Buyer to Sonoco US shall be deemed to have been delivered to each Seller. Buyer shall be entitled to disregard any decisions, communications or writings made, given or executed by Parent, Sonoco Canada or SDI in connection with this Agreement and the other Transaction Documents.
9.16Joint and Several Liability. Parent shall cause Sonoco US, Sonoco Canada and SDI to perform all agreements and covenants of Sonoco US, Sonoco Canada and SDI, respectively, as a Sellers under this Agreement. Parent, Sonoco US, Sonoco Canada and SDI shall be jointly and severally liable for all obligations of the Sellers under this Agreement, including all representations, warranties and covenants of the Sellers hereunder.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Sonoco Plastics, Inc.
By:
Name:
Title:

Sonoco Plastics Canada, ULC
By:
Name:
Title:

Sonoco Development, Inc.
By:
Name:
Title:

Sonoco Products Company
By:
Name:
Title:

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Amcor Rigid Plastics USA, LLC
By:
Name:
Title:

Amcor Packaging Canada, Inc.
By:
Name:
Title:

INTERVENTION

Amcor Packaging USA, Inc. hereby absolutely, irrevocably and unconditionally guarantees to Sellers the performance (including the payment in full) of all obligations of the Buyer under this Agreement, including the payment of the Purchase Price.

Amcor Packaging USA, Inc.
By:
Name:
Title:

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